As filed with the Securities and Exchange Commission on January ___, 2008

United States Securities and Exchange Commission
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pet Ecology Brands, Inc.
(Name of small business issuer in its charter)

Texas	2040	75-2634649
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or organization)	Classification Code Number)	Number)

14822 Venture Drive
Dallas, Texas 75234
(972)-759-8080
(Address and telephone number of principal executive offices)

Ralph J. Steckel
Chief Executive Officer
14822 Venture Drive
Dallas, Texas 75234
(972)-759-8080
(Name, address and telephone number of agent for service)

Copy of all communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
(732) 409-1212

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	10,670,191	(2)	$1.83	(3)	$19,526,450	$767.39	(5)

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
Represents shares of our common stock that were issued to and are held by selling security holders, and shares of common stock underlying warrants held by certain persons, and shares to be issued to Tricon Holdings, Inc., and Texas Atlantic Capital Partners, LLC in connection with obligations under that certain Stock Purchase Agreement dated February 26, 2007 by and among such entities and the Company.

(3)
Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the last reported bid and ask price for our common stock on the pink sheets on January 14, 2008.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January , 2008

PET ECOLOGY BRANDS, INC.

Prospectus

10,670,191 Shares of Common Stock

This Prospectus relates to the sale by certain security holders of up to 10,670,191 shares of our common stock, $.001 par value per share.  These shares were issued in private transactions to the security holders involved.

We are not selling any of shares of our common stock being offered. We will not receive any of the proceeds from the sale of shares by selling security holders. Neither the selling security holders nor the Company have entered into any underwriting agreements regarding the shares being offered.

Our common stock currently trades on the over-the-counter market under the symbol PECD:PK on the Pink Sheets. Subsequent to the date of this Prospectus, we intend to submit an application to the Nasdaq Stock Market, Inc. (“NASDAQ”) to have the Company’s common stock quoted on the OTC Bulletin Board. There is no assurance if or when this application will be accepted.  These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page ___ of this Prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _______________ , 2008

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this Prospectus is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this Prospectus to the “Company”, “PEB”, “we”, “us” or “our” refer to Pet Ecology Brands, Inc., a Texas corporation.

PROSPECTUS SUMMARY

The following summary highlights information contained in this Prospectus. In addition to this summary, you should read this entire Prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. All information in this Prospectus should be considered before investing in our common stock.

Pet Ecology Brands, Inc.

OVERVIEW

General

Pet Ecology Brands, Inc. (“PEB” or the “Company”) was formed in 1996 to develop, manufacture and sell technologically advanced, earth friendly pet products that are safe for pets, people and the planet.  Since inception, (a) PEB has been totally dependent upon investments, borrowings and trade vendors to support our product development and operations, and (b) we have not been able to raise sufficient investment capital to support both product development programs and product launch programs.

Although we have only generated a minimal amount of sales to date, we have essentially been in the product development stage since the time of our formation. During this time, we have formulated, tested and sold limited amounts of our products. In the years 2005, 2006 and 2007 (thru September 30, 2007), our sales (primarily of cat litter) were $44,250, $199,136, and $82,860, respectively. The Company has incurred losses in every year since commencing operations, and has expended a substantial amount for goods and services for product development and operations. To date, we have managed to continue in business by attracting investor capital, by loans to PEB by management and others, and by vendor financing.

The Company currently incurs operating and administrative expenses of approximately $75,000 per month exclusive of any non-cash charges such as stock based compensation. At September 30, 2007, PEB had $30,392 in cash, and a negative cash net worth of $15,567,023, and a negative current ratio (current liabilities in excess of current assets) of 7.3. The achievement of any significant level of sales will necessitate a substantial amount of additional working capital which we expect to generate through trade vendors, borrowings, and equity investments.

PEB has developed a cat litter that is expected to be its launch product, and that is innovative, earth friendly, lightweight, odor free and flushable. We expect such product to be capable of indicating (through a change in color of the litter) when a cat is affected by a lower urinary tract infection. No other cat litter products on the market today contain all of these features. PEB plans to begin commercializing its cat litter products in the fourth quarter of 2007 with the intent to be fully commercialized in 2008. Our current goal is to brand and sell our two cat litter products under the name of “Pet Ecology Perfect Litter” (with no sickness indicator) and “Pet Ecology Perfect Litter Alert” (with sickness indicator). Prior to changing our branding strategy in March, 2007, we promoted and sold our cat litter products under different brand names.

We are currently in the process of endeavoring to introduce our cat litter products and new brand names to the market for home delivery through television commercials and internet marketing. Our initial marketing efforts involve the national advertising program recently commenced by Pet Ecology Direct, LLC, a limited liability company formed in Florida (“Pet Ecology Direct”), a third party licensee of our products (see the “Overview - Recent Events” section of this Prospectus for more information about this licensing arrangement). Pet Ecology Direct is currently focused solely upon selling Pet Ecology Perfect Litter Alert, which we hope will create brand name and product exposure and education, will build public awareness of our cat litter, and will facilitate our efforts to sell one or more of our products into the food, drug and pet specialty chains.

Other pet products that PEB has developed and that are expected to be introduced subsequent to the launch of our cat litters include the following.

•	Fat free treats for cats and dogs
•	A waterless cat shampoo
•	An all natural spray odor control for elimination of pet and other smells in the household

Products in development stage include the following:

•	Cat litter with early warning indicator of diabetes in cats
•	Cat litter with early warning indicator of pregnancy in cats
•	Microwaveable line of cat foods

Corporate Information

The Company is a Texas corporation and currently leases and occupies 12,000 square feet of office and warehouse space at 14822 Venture Drive, Dallas, Texas 75234. Our phone number is (972) 759-8080.

Industry Information

The Company expects to be able to sell its products into the pet industry market which on the whole aggregates nearly forty billion in domestic sales annually of pet products including litter, food and other supplies. According to Industry Statistics and Trends from the American Pet Products Manufacturers Association (“APPMA”), sales in this segment have grown from under twenty billion dollars in 1994 to the nearly forty billion reported in 2006 and is forecast by the APPMA to reach fifty two billion by 2008.

To further validate the trend it is reported in an APPMA survey that over one half of the households in America own at least one dog or cat resulting in an  assessment that approximately 91 million cats and 74 million dogs are maintained in households across the country. PEB has chosen this industry to introduce products for that reason in addition to the fact that the pet market is global, a future marketing consideration for PEB.

Our marketing approach will center on educating the dog and cat pet owner of the superiority and efficacy of our products. Pet owners are predisposed to providing the highest level of care for their pets due to the emotional bond that exists between the pet owner and the pet. Our approach in educating and building awareness is to bring our products into the consciousness of the pet owner. Just as Americans have become more conscious about their health, so they have become more concerned about their pets.

The growth in the number of pet owners is the result in part of demographics including the emergence of “baby boomers” who have raised families and now turn to pets to as extended family members, an increasing older population, and a large number of single adults who own pets for companionship and in some instances for protection.

Pets, in their role as extended family, are treated as such, and products that can improve the health or well being of that pet are in high demand. While management of PEB believes that the wholesomeness and function of our cat litters is beneficial to cats, the lightweight and flushable nature of those litters reduces the work of the pet owner and should add significantly to the cat owners’ rationale for buying our litters.

The domestic market for cat litter is over 1.4 billion dollars. Management estimates that markets in Europe and the Pacific Rim approximate the size of the American market thereby providing a “global” opportunity for us if we are successful in the future.

Recent Events

In February 2007, we entered into two agreements with Tricon Holdings, LLC, a limited liability company formed in Florida (“Tricon”), and Texas Atlantic Capital Partners, LLC, a limited liability company formed in Nevada (“Texas Atlantic”), as follows:

Pursuant to the Stock Purchase Agreement dated February 26, 2007 (the “Tricon SPA”), the following agreements were documented: (a) we agreed to issue (i) such number of shares (the “Tricon Shares”) of common stock of PEB as shall equal fifty-one percent (51%) of the issued and outstanding shares of common stock of PEB, on as fully diluted basis (after given effect to all shares of PEB common stock that PEB was obligated to issue, or might become obligated to issue, pursuant to any and all options, warrants, convertible securities, or other commitments of the PEB, written or unwritten, then in existence), and (ii) warrants to purchase (the “Tricon Warrants”) such number of shares of PEB common stock as shall equal fourteen percent (14%) of the issued and outstanding shares of common stock of PEB at the time of exercise of the Tricon Warrants, (b) Tricon and Texas Atlantic agreed to pay PEB the amount of $1,350,000.00 for the Tricon Shares, (c) Tricon and Texas Atlantic agreed to pay PEB the amount of $1,000,000.00 upon exercise of all of the Tricon Warrants, (d) Tricon and Texas Atlantic were granted the contractual right to elect three of the five directors of the Company, and (e) the Company agreed to reduce its trade debt outstanding from an estimated $1.1 million to $600,000.

In connection with the Tricon SPA, the following is applicable:

(a)	Tricon and Texas Atlantic have advised PEB that the Tricon Shares and the Tricon Warrants will be split equally between them.

(b)	$1,350,000.00 was paid to PEB for the Tricon Shares ($1,200,000 was paid in cash, and $150,000 was paid by Texas Atlantic assuming a note payable by PEB to an unrelated third party, for such amount).

(c)	A total of 10,337,372 shares of PEB common stock have been issued to Tricon and to Texas Atlantic.

(d)
Warrants have been issued entitling Tricon and Texas Atlantic to purchase up to 14% of the issued an outstanding shares of PEB  common stock (at the time of exercise), for $1,000,000. Based upon the number of shares of our common stock issued and outstanding on January 3, 2008, the number of shares of our common stock to be initially covered by the Tricon Warrants is deemed by us to be 2,837,710 shares.

(e)
We have agreed with Tricon and Texas Atlantic that the terms of the Tricon SPA entitle both Tricon and Texas Atlantic to receive additional shares of PEB common stock, for no additional consideration, if (i) the Tricon Shares ever decline below an amount equal to 51% of the issued and outstanding shares of common stock of PEB, or (ii) if the shares of common stock of PEB issued to Tricon and Texas Atlantic, in connection with the Tricon Warrants, ever decline below an amount equal to 14% of the issued and outstanding shares of common stock of PEB.

The following sets forth the general terms of the Agreement to License Products dated February 26, 2007 (the “Tricon License Agreement”) (a) PEB granted to Tricon and Texas Atlantic an exclusive, worldwide license (the “Tricon License”) to manufacture and sell PEB products for home delivery of such products, (b) Tricon and Texas Atlantic agreed to pay PEB the amount of $150,000 on or before April 30, 2007, and (c) Tricon and Texas Atlantic agreed to pay PEB a royalty equal to twelve percent (12%) of the cost of manufacturing and packaging (but not shipping) any PEB products sold by such entities under the Tricon License.

In connection with the Tricon License Agreement, Tricon and Texas Atlantic have (a) paid $150,000.00 to PEB, (b) formed Pet Ecology Direct, and (c) assigned to Pet Ecology Direct (i) the right to manufacture and sell PEB products pursuant to the Tricon License, and (ii) the obligation to pay the related royalties to PEB.

Reverse Stock Split

At a special meeting held on June 20, 2007, PEB’s stockholders approved a proposal authorizing the Board of Directors of PEB, in its discretion, to effectuate (prior to October 1, 2007) a 1 for 20 reverse stock split in connection with the issued and outstanding shares of common stock of PEB. Such action was necessary to enable us to comply with the terms of the Tricon SPA, as we did not then have a sufficient number of authorized shares to be able to issue 51% of our outstanding shares of common stock to Tricon and Texas Atlantic. Pursuant to such stockholder authorization, in September, 2007, the Board of Directors of PEB approved, and PEB implemented, a 1 for 12 reverse stock split in connection with the issued and outstanding shares of common stock of PEB.

Vendor Debt Restructurings

Pursuant to the terms of the Tricon SPA, in 2007 the Company negotiated a substantial reduction in its vendor debt. In connection with this program, we eliminated approximately $694,000 of liabilities by cash payments totaling approximately $333,521, and by  issuing approximately 41,667 shares of our common stock to creditors. By taking such action the Company is now in substantial compliance with its debt restructuring commitments under the Tricon SPA.

Going Concern

In their report in connection with our 2006 financial statements, our auditors included an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. We have incurred a net loss of $6,510,770,and a negative cash flow from operations of $2,053,486 for the year ended December 31, 2006, and at December 31, 2006 we had a working capital deficiency of $2,108,556 and a shareholders’ deficiency of $14,127,367.

The Company incurred a net loss of $1,439,656 (unaudited) and a negative cash flow from operations of $1,299,758 (unaudited) for the nine months ended September 30, 2007, and had a working capital deficiency of $1,281,466 (unaudited) and a shareholders’ deficiency of $15,567,023 (unaudited) at September 30, 2007.

The Company recently completed the transactions contemplated by the Tricon SPA and the Tricon License Agreement. Such transactions had numerous benefits to us including increasing our cash and improving our liquidity.

There can be no assurance that our current cash position will be sufficient to sustain operations. The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Our continuation as a going concern is dependent on the Company’s ability to raise additional funds sufficient to meet its obligations on a timely basis, to comply with the terms of its financing agreements and ultimately to attain profitable operations.

Dilution

The issuance of shares to Tricon and Texas Atlantic, pursuant to the Tricon SPA, has resulted in substantial dilution to the holders of PEB common stock. Further dilution will occur if and when (a) additional shares of PEB common stock are issued to Tricon and Texas Atlantic, for no additional consideration, to enable such entities to continue to own 51% of the outstanding shares of common of PEB, (b) when any of the following warrants are exercised: the Tricon Warrants, and any other warrants now issued and outstanding (see the “Description of Securities” section of this Prospectus for more information about outstanding warrants), and (c) if, following exercise of the Tricon Warrants, additional shares of PEB common stock are issued to the holders of such warrants for no consideration.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this Prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. The future development of the Company and our products is and will continue to be dependent upon a number of factors. You should carefully consider the following information as well as the more detailed information concerning the Company contained elsewhere in this Prospectus before making any investment. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford to lose the entire amount of their investment.

Risk Factors Relating to the Company, its Lack of Operations and its Financial Condition.

The Company’s business is difficult to evaluate because the Company has a limited operating history.

The Company was formed in 1996, and has incurred losses in each period since commencing operations. From the time of our formation, we have formulated, tested and sold limited amounts of our products. As of the date of this Prospectus, we have generated limited revenues, and the implementation of our business plan will require additional capital. Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, including, but not limited to limited capital resources, possible delays in product development, possible cost overruns due to price and cost increases in raw product and manufacturing processes, uncertain market acceptance, and the inability to respond effectively to competitive developments and to attract, retain and motivate qualified employees. Therefore, there can be no assurance that our business or products will be successful, that we will be able to achieve or maintain profitable operations or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. There can be no assurance that we will achieve or sustain profitability or positive cash flows from our operating activities.

We are the subject of a going concern opinion from our independent auditors, raising a substantial doubt about our ability to continue as a going concern.

Our auditors included an explanatory paragraph in connection with our 2006 financial statements stating that because we have incurred a net loss of $6,510,770 and a negative cash flow from operations of $2,053,486 for the year ended December 31, 2006, and had a working capital deficiency of $2,108,556 and a shareholders’ deficiency of $2,108,556 at December 31, 2006, there is substantial doubt about our ability to continue as a going concern. We incurred a net loss of $1,439,656 (unaudited) and a negative cash flow from operations of $1,299,758 (unaudited) for the nine months ended September 30, 2007, and had a working capital deficiency of $1,281,466 at September 30, 2007. These factors, along with others, indicate that we may not be able to continue as a going concern. If we are not successful in raising additional capital, we may not be able to continue as a going concern for a period of twelve months or less.

We have had negative cash flows from operations and our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.

We have had negative cash flows from operations. Currently, we incur monthly cash administrative expenses of approximately $75,000 exclusive of any non-cash charges such as stock based compensation. To date, we have incurred significant expenses in product development and administration in order to ready our products for market. Achievement of our sales goals will involve additional significant expenses in bringing our products to market. While management believes that the funds received from Tricon and Texas Atlantic, in connection with the Tricon SPA and the Tricon License Agreement, will be sufficient for the initial launch of its cat litter products, there is no guarantee that the revenues and profits from operations will fully fund operations on a go forward basis.

We have a working capital deficit, which means that our current assets on September 30, 2007 were not sufficient to satisfy our current liabilities on that date.

We had a working capital deficit of $1,281,466 at September 30, 2007, which means that our current liabilities exceeded our current assets by that amount at that date. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2007 were not sufficient to satisfy all of our current liabilities as of that date.

Marketing efforts currently dependent upon third party.

In connection with the Tricon Licensing Agreement, the Company is currently relying upon Pet Ecology Direct, an entity recently formed by Tricon and Texas Atlantic, to be the primary internet marketing arm of the Company and its products. There is no certainty that Pet Ecology Direct will be successful in marketing the pet products of the Company. Even if Pet Ecology Direct is successful in these marketing efforts (which will be limited to sales for home delivery of products), the monetary benefit to PEB will be limited in that the royalty amounts to be paid to PEB by Pet Ecology Direct will only be twelve percent (12%) of the costs to manufacture and package the PEB products sold by Pet Ecology Direct.

Attempts to grow our business could have an adverse effect on the Company.

Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. To the extent that rapid growth does occur, it will place a significant strain on our financial, technical, operational and administrative resources. Our planned growth will result in increased responsibility for both existing and new management personnel. Effective growth management will depend upon our ability to integrate new personnel, to improve our operational, management and financial systems and controls, to train, motivate and manage our employees, and to increase our sources of raw materials, product manufacturing and packaging. If we are unable to manage growth effectively, our business, results of operations and financial condition may be materially and adversely affected. In addition, it is possible that no growth will occur or that growth will not produce profits for the Company.

Competitive risk factors.

The pet products business is highly competitive. Virtually all of the manufacturers, distributors and marketers of pet products have substantially greater management, financial, research and development, marketing and manufacturing resources than we do. Competitors in the cat litter market include, among others: The Clorox Company, Church & Dwight Co., Inc. (Arm & Hammer), The Iams Company (a part of The Proctor & Gamble Company), and Ralston Purina Co. (a part of Nestle SA). Loyalty to existing products sold by these companies may inhibit us from achieving our sales objectives. Additionally, the long-standing relationships maintained by existing manufacturers with veterinarians and pet organizations may prevent us from obtaining professional recommendations for our products

If we are unable to market our products to compete with new or existing products developed by well-established competitors, our business will be negatively affected.

Our future success is significantly dependent upon our ability to market, promote and deliver our products. As is typical with new products, demand for and market acceptance of new products is subject to uncertainty. Achieving market acceptance for new products may require substantial marketing and other efforts, and the expenditure of significant funds to create customer demand. There can be no assurance that our efforts will be successful. In addition, the failure of new products to gain sufficient market acceptance could adversely affect the image of our brand name and the demand for our products in the future.

Increases in raw materials and packaging pricing, and volatility in the commodity markets may adversely affect our results of operations.

Our financial results depend to a large extent on the costs of raw materials, principally perlite and vermiculite, two mined minerals and our ability to pass the costs of these materials onto our customers. Historically, market prices for the commodities used in our litters have fluctuated in response to a number of factors, including seasonal changes in which market demand increases in markets outside of the pet industry for these raw materials. Fluctuations in paper and transportation costs which affect our costs for packaging materials, may result from changes in general economic conditions and other factors causing an adverse financial impact to us. In the event of any increase in the cost of raw materials or packaging, we may be required to charge higher selling prices for our products to avoid margin deterioration. We cannot provide any assurances regarding the timing or the extent of our ability to successfully charge higher prices for our products, or the extent to which any price increase will affect future sales volumes.

Our results of operations may be adversely affected by this volatility.

We are dependent on non-affiliated third parties for manufacturing who may not provide us with the quality competitive products at reasonable prices when we need them in the future.

We currently depend on one manufacturer (National Chemsearch) for the production of our litter products and one other manufacturer (C J Foods) for the production of our fat free dog treats. We are substantially dependent on the ability of these parties to, among other things, meet our performance and quality specifications. Failure by these parties to comply with our quality and delivery specifications could have a material adverse effect on us. Furthermore, notwithstanding assertions to the contrary, these parties may not dedicate sufficient production capacity to meet our scheduled delivery requirements, and they may not have sufficient production capacity to satisfy our requirements during any period of sustained demand. Their failure to supply, or their delay in supplying us with products, could have a material adverse effect on the Company. In particular, our success is significantly dependent upon chain store demand for our products, and any failure to deliver our products could have a material adverse effect on us.

If we or our customers become the subject of product liability claims, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We may be exposed to product liability claims and adverse public relations if use of our products is alleged to cause injury or illness. Our insurance may not be adequate to cover all liabilities we incur in connection with product liability claims. We may not be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against us, or our agreement to settle a product liability claim, could also result in substantial and unexpected expenditures, which would reduce the Company’s operating results and cash flow. In addition, even if product liability claims against us are not successful or are not fully pursued, defending these claims will likely be costly and time-consuming, and may require management to spend time defending the claims rather than operating our business. Product liability claims, or any other events that cause consumers to no longer associate our brand with high quality and safety may decrease the value of our brand and lead to lower demand for our products.

We rely upon a limited number of product offerings, making us vulnerable to industry changes and developments.

We are currently only pursuing the cat litter and dog treat business. Our initial efforts will be concentrated in this segment. This lack of diverse business operations exposes us to significant risks. Our future success may be dependent upon our success in developing and expanding our areas of concentration and upon the general economic success of the pet industry. In addition, any decline in the market demand for our products could have a material adverse effect on our brand, business, results of operations and financial condition.

We are dependent upon our marketing efforts.

The success of our business is significantly dependent on our ability to effectively market our products to internet customers, and to retail food, drug and pet specialty chain stores. We will be required to devote substantial management and financial resources to these marketing and advertising efforts, and it is possible we will not be successful.

The success of our business may depend on our ability to secure investment or lender financing to insure working capital availability to fund operations.

Our ability to implement our business plan and meet our sales and income objectives is dependent upon our ability to have available the working capital necessary to fund operations. We may not be able to obtain sufficient investment or lender financing, on terms acceptable to us, in a sufficient amount to fund operations as the needs materialize or at all. If adequate additional funding is not available, we may not be able to continue with operations. In addition, should we have to issue securities to obtain such funding a dilution of the percentage ownership of our shareholders may occur, and may adversely impact the price of our common stock.

We rely on patents, trade secret laws and agreements with third parties to protect our proprietary rights, and these laws or protections may not be adequate.

Our future success largely depends upon our ability to protect our proprietary formulations and trademarks. We rely on a combination of patent and trademark and trade secret laws, nondisclosure and other contractual agreements with employees and third parties to protect our proprietary formulations and trademarks. The steps we take to protect our proprietary rights may not be adequate to protect misappropriation of such rights, and third parties may independently develop equivalent or superior formulations in spite of our efforts. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. Although we believe that our products and formulations do not infringe upon the proprietary rights of others, it is possible that third parties will assert infringement claims against us in the future. Litigation, which could result in substantial costs and could divert our efforts, may be necessary to enforce our intellectual property rights or to defend the Company against claimed infringement of the rights of others. The failure to successfully defend our patents and trademarks could have a material adverse effect on the Company.

Our progress depends on retaining our current key employees and attracting additional qualified personnel, and we may not be able to do so.

Our future success is largely dependent upon the efforts of Ralph J. Steckel, the President, the Chief Executive Officer, and a director of the Company, and Robert Salluzzo, the Chief Operating Officer, the Chief Financial Officer, and a director of the Company. The loss of the services of either Mr. Steckel or Mr. Salluzzo would be detrimental to the Company and it is possible the Company will not be able to replace them adequately.

Our anticipated growth will require us to retain our managerial personnel. The inability to retain our personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on our business, financial condition or results of operations. Competition for  qualified managerial personnel is intense, and it is possible we will not be able to retain existing personnel resulting in disruption to operations.

Risk Factors Relating To Our Common Stock

Inability to raise additional capital.

Due to evergreen nature of Tricon Shares and the Tricon Warrants, PEB may not be able to secure third party equity investors in the future. The evergreen nature of such holdings is that the percentage equity ownership in PEB of the Tricon Shares cannot be less than 51%, the percentage equity ownership in PEB attributable to the Tricon Warrants cannot be less than 14%.

We are controlled by two stockholders that may exercise a proportionately larger influence on the Company than stockholders with smaller holdings.

Two shareholders, Tricon and Texas Atlantic, collectively own 51% of the common stock of our Company, and have warrants to purchase an additional 14% of the then issued and outstanding shares of common stock of PEB; these percentages may not change without the consent of Tricon and Texas Atlantic. Tricon and Texas Atlantic also own substantially all of PEB’s licensee, Pet Ecology Direct. It is possible that the interests of these two investors may not always be fully aligned with the rest of our shareholders. Furthermore, these two investors are expected to have a significant influence on the election of our directors and on our management, operations and affairs, with the ability to prevent or cause a change in control of the Company.

There currently is a limited market for our shares, and an active trading market for our shares may not develop.

Currently, our common stock is a thinly traded stock in the over-the-counter market. In this market, or if there is no future market for our shares, holders of our stock may be unable to sell their shares when they wish to do so. Holders of our stock may not be able to use our shares as collateral for a loan or other matter. Subsequent to the date of this prospectus, the Company plans to submit an application to FINRA to have the Company’s common stock to be quoted on the OTC Bulletin Board. If submitted, there is no assurance when or if this application will be accepted.

Even if a trading market for our shares develops, stock prices may be volatile.

It is currently anticipated that, even if an active trading market for our shares does develop, the price of our common stock may be low and also may be volatile. Many brokerage firms may not effect transactions and may not deal with low priced securities, as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining a market for our securities.

Even if a market for our shares develops, our common stock may be subject to penny stock regulation.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Generally, penny stocks are equity securities with a price of less than $5 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). If our common stock trades for less than $5 per share, our shares will be subject to the SEC’s penny stock rules unless (a) our net tangible assets exceed $5,000,000 during the first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (b) we have had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Even if a market for our shares develops, our shares may be subject to the penny stock rules and holders of the shares may find it difficult to sell them.

We have not and do not anticipate paying dividends in the foreseeable future.

We have not paid any cash dividends to date with respect to our common stock. We do not anticipate paying dividends on our common stock in the foreseeable future since we will use all of our earnings, if any, to finance expansion of our operations. However, we are authorized to issue preferred stock and may in the future pay dividends on the preferred stock that may be issued.

In view of the substantial amount of the accumulated deficit of the Company, any distribution to shareholders would be deemed to be a return of capital to the shareholder.

Compliance with corporate governance and public disclosure regulations may result in additional expenses.

There have been many changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002. In order to comply with these laws, we may need to invest substantial resources to comply with evolving standards, and this investment would result in increased general and administrative expenses, and a diversion of management time and attention from revenue-generating activities to compliance activities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

Certain statements in this document constitute “forward-looking statements.” These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, (a) the actions of competitors and customers; (b) our ability to execute our business plans; (c) our ability to increase revenues and operating income; and (d) general economic conditions and other factors will significantly affect our ability to operate  our current business, and to generate new product opportunities. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

THE OFFERING

The Company is not offering any securities through this Prospectus. We are not offering any securities, and will not receive any proceeds from the sale of common stock under this Prospectus. We are registering for sale by the selling security holders (the “Selling Shareholders”) a total of 10,670,191 shares of PEB common stock. See the “Selling Shareholders” section of this Prospectus for more information about, and the identity of, the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

The shares of common stock of PEB which are sold by offered herein by the Selling Shareholders will be sold at the market price for such stock if there is a market for our common stock. Thus, such shareholders will be permitted to make sales of shares of PEB common stock at prevailing market prices or at privately negotiated prices.

Set forth below is a table that reflects the high and low bid prices of the PEB common stock during each quarter of 2005, 2006, and 2007. Changes have been made in these prices to reflect the impact of the 1 for 12 reverse stock split that we recently implemented.

        2005                                            2006                                    2007

                                                              High          Low                          High          Low                      High        Low

Quarter ended March 31                    $12.00        $1.80                        $9.60         $2.16                   $2.40         $0.60
Quarter ended June 30                           3.96            .96                          5.16           2.28                     5.28           1.68
Quarter ended September 30                 2.76          1.20                          2.64           1.08                     4.80           1.92
Quarter ended December 31                  4.32          1.80                          1.98             .78                     5.00             .51

USE OF PROCEEDS

We are not selling any shares of PEB common stock offered by this Prospectus. The shares of common stock being registered for sale by the Selling Shareholders will not generate any cash proceeds for the Company. See the “Selling Shareholders” section of this Prospectus for more information about such selling security holders.

Any funds generated by us in the future from the exercise of outstanding warrants (including the Tricon Warrants) will be added to the general working capital of the Company. See the “Overview – Recent Events” section of this Prospectus for more information about the Tricon Warrants, and see the “Description of Securities” section of this Prospectus for more information about other warrants previously issued by the Company

DILUTION

We are not selling any common stock in this offering. The shares being sold by this Prospectus are already outstanding shares of PEB common stock held by the Selling Shareholders. As such, there is no dilution resulting from the common stock being sold by the Selling Shareholders.

DESCRIPTION OF BUSINESS

PEB was established to become a developer, manufacturer and seller of innovative and technologically advanced pet products. It was incorporated in 1996 by Ralph J. Steckel, the Company’s President and Chief Executive Officer, and a limited number of investors to develop, manufacture and market products into the pet industry. Before selecting the pet industry, Mr. Steckel had set as three criteria for selection of the industry in which PEB would operate, and had performed extensive market research into a number of markets to determine which if any met this criteria. The criteria were as follows:

•	That the products to be produced would be “must have items” and viewed as such by consumers
•	The market had to have global potential
•	Annual growth within the market and industry had to be in excess of 5% a year

PEB’s first development effort resulted in earth friendly, technologically advanced versions of cat litters that qualify on all three criteria.

We have funded product development and operations since 1996 by the sale of our stock through the use of private placements, borrowings from shareholders and institutions, as well as the use of trade credit.  As a consequence, significant dilution has occurred as stock has been sold to support operations.

We have never been profitable and have accumulated a deficit through September 30, 2007 amounting to $15,567,023. We expect to report a substantial loss in 2007. However in 2008, our management anticipates that PEB will experience improved liquidity and operating results due to projected sales of product by both PEB and Pet Ecology Direct.

Since inception we have focused on the identification and development of products with which to establish our presence in the pet industry and related markets comprising the pet industry. We have developed and patented two categories of cat litter, one with a sickness indicator which we have now named “Pet Ecology Perfect Litter Alert”, and one without the indicator which is now named “Pet Ecology Perfect Litter”; prior to March, 2007, both of these products had been branded with different names. Both products have been patented and are now in production. These products are earth friendly, lightweight, flushable, odor free, and both have very low tracking. Tracking results when a cat departs a litter box and has traces of the litter attach to its paws and fur. The formulation of our litter minimizes tracking. Our litter can be easily removed with a “dust buster” if any tracking does occur, whereas most competitive products require a more extensive removal process. In comparison to competitive products, we consider our products to be superior having more function and efficacy than other litters on the market today.

In addition, PEB has developed a fat free dog treat, “Pet Ecology K-9 Fat Free Dog Treats”, which has a patent pending and is also production ready. The U.S. Department of Agriculture has certified this product as being fat free.

We have had limited sales from inception through September 2007, and are now preparing for the commercial launch of our litter products.

Going Concern

There can be no assurance that our current cash position will be sufficient to sustain our operations. Our financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Our continuation as a going concern is dependent on our ability to generate revenues from operations, and to borrow additional funds, to enable us to meet our obligations on a timely basis, to comply with the terms of any financing agreements, and ultimately to attain profitable operations.

Product Overview

Pet Ecology Perfect Litters

Our cat litter products, “Pet Ecology Perfect Litter Alert” (with sickness indicator) and “Pet Ecology Perfect Litter” (without sickness indicator), are both composed of naturally occurring minerals that present a superior alternative to traditional clay based cat litter products and other non clay based products which presently constitute over 95% of the cat litter market. Our sickness indicator is basically a pH indicator for high alkalinity. The indicating litter is designed to be an early warning system for feline lower urinary tract disorder (“FLUTD”). Like most tests it does not cover every circumstance or fluctuation in the body chemistry of a cat but does react to a specific set of markers. The pH (a symbol used for measuring acidity and alkalinity)  indicator is set to read at about 6.8pH. The normal pH range for domestic cats is 5.5 to 7.0. If a cat has a higher than average urine pH, the litter will change color, beginning to turn light pink at about 6.8pH and continue to register to about 8.0pH when the litter will become magenta in color warning a pet owner that the cat should be taken to a veterinarian.

“Pet Ecology Perfect Litter Alert” provides an indication of lower urinary tract infection in cats, a sickness that is the number one insurance claim as reported by the Veterinary Pet Insurance Co. of Anaheim, CA. Our process and technique for detection parallels the application of pH indicator (fundamental to our patent) found in Merck’s Veterinarian Manual.

Presently it is estimated that 10,000,000 cats are diagnosed with urinary tract infections each year. Further, cats over four years of age have a 68% possibility of having recurring problems with lower urinary tract infection. Our “Pet Ecology Perfect Litter Alert” permits early detection of sickness thereby allowing cat owners to seek diagnosis and treatment as early as possible. Treatment for FLUTD generally involves a blood test confirming the infection followed by a regimen of antibiotics or in some instances surgery.

Since all of our cat litters are biodegradable, they will serve to significantly lessen environmental problems caused by dumping  clay based litters into landfills. This is becoming an increasing problem throughout the country due to the fact that the clay does not dissipate in the landfill, it expands.  In contrast to this, our biodegradable products can be safely and effectively flushed down a toilet into a sewer system, or into a septic system.

Our patented litters are mineral based and accordingly do not contain sodium bentonite or silica dust as do clay based products. As reported in the Journal of Veterinarians and Humans, sodium bentonite in the litter, ingested by cats during the natural cleaning process, can cause blockages, dehydration, and prevent the absorption of nutrients. Silica dust as reported by the International Agency for Research and Cancer has established that such dust is a known human carcinogen. In this regard sodium bentonite can have severe effects on cats that contact and ingest the silica as result of their use of clay based litters.

The table below compares our indicating litter which we believe to be the most scientifically advanced cat litter available to other leading clay based cat litters sold today. Clay based litters as noted cannot be flushed and are the object of review due to the adverse impact of spent litter on landfills around the country. The weight equivalency is highlighted to illustrate the fact that our litters are seven times more absorbent with less weight, and provide a better result than clay based litters due to the minerals, vermiculite and perlite, that are used in our litters.

Product	Weight/Clay Equivalent Weight	Sickness Indicator	Flushable	Lightweight	Odor Control
Pet Ecology Perfect Litter Alert	2lbs = 14 lbs of clay based litter	Yes	Yes	Yes	Yes
Clump’N Flush High Performance Scoopable	14 lbs	No	No	Yes	Yes
Ever Clean Plus Multi Crystals Premium Clumping	25 lbs	No	No	No	Yes
Ever Fresh with Activated Charcoal	30lbs	No	No	No	Yes
Fresh Step Premium Scoopable Cat Litter	14lbs	No	No	No	Yes
Tidy Cats Scoop Crystals Blend	20lbs	No	No	No	Yes

There is also wheat and paper based litters being sold that are considered to be lightweight and possibly flushable.

K-9 Fat Free Dog Treats

PEB has also developed a fat free dog treats product that have been certified by the U.S. Department of Agriculture as having met the standards to be considered as fat free. These treats do not contain fat, cholesterol, or sodium, and offer dog owners an alternative to the fatty treats and foods in retail today. This product is aimed at the ever increasing problem of obesity in dogs. The treats have a two year shelf life and are produced in three flavors beef and rice, chicken and rice and liver and rice.

Waterless Shampoo for Cats and Dogs

We have developed and are ready to commence production of a waterless shampoo for dogs and cats that cleans the hair and skin of the pet by removing contaminants. Through this cleansing a number of skin irritations can also be mitigated or reduced resulting in a hygiene and health benefit to the pet. The emollient is simply massaged into the coat of the pet and then wiped off with a towel. It is dispensed by pump and is completely water free. This product is in the process of being trademarked.

Odor Eliminator

Developed by us as a product to eliminate pet odors in the home, we believe this earth friendly product is 99% effective in eliminating animal odors in the home. It is also effective on the removal of other odors as well. There are no harmful additives in this product. Trademarks have been applied for.

Other Products

We have in development the following products which we hope to introduce to the market in the future:

•	“Pet Ecology Perfect Litter Alert” for the indication of diabetes, pregnancy (for breeders) and upper urinary tract infections in cats
•	“Vita Dog” Vitamin D enriched fat free dog treats.
•	Fat Free cat treats
•	Kitty-De-Lite microwaveable cat food
•	Pet Ecology Simply Organics, an all inclusive natural remedy for common pet health problems such as ear ticks and fleas, which can be obtained without a vetinary prescription.

Product Development

Product development occurs only after a market assessment has been made to determine the competitive risk and estimated price point for a planned product as well as to assess its relative ease of marketing and distribution. Once committed, the initial stages of development include patent and trademark research to determine if there are any intellectual property rights in existence that may impair the development of the product. Patent and trademark applications are generally submitted at this point.

Our staff and our consulting chemical engineer will design and then develop formulations, the efficacy of which would then be tested in a variety of ways dependent upon the product. Provided the product can be produced cost effectively and quality control assured, the subject product will be scheduled for production test runs to assure that the third party manufacturers we employ can in fact make the product in quantity.

Sales and Marketing

Our objective is to position our products as “premium” in a marketplace where price points generally dictate acceptability. We expect to be successful in this effort due to the attributes of our litter product (lightweight, odor free, flushable and earth friendly), which should provide us with an advantage contrasted to our competition.

We now intend to brand the Pet Ecology name by using product extensions such as “Perfect Litter” and “Perfect Litter Alert” for the non sickness indicating and the sickness indicating cat litters, respectively, as well as other products bringing uniformity to our entire product line allowing the consuming public to understand our current product offering and those in development. We intend also to use the name Pet Ecology for each of our products with the expectation that our name will ultimately become synonymous with innovation in pet products.

Our goal is to implement our sales program in a staged manner with the introduction of our cat litters by Pet Ecology Direct (our licensee) making internet sales for home delivery of our product, and then by PEB gaining access to the retail food, drug and pet specialty chains. The internet sales program of Pet Ecology Direct is being promoted through a national television advertising campaign that is intended to brand the name and heighten awareness of Pet Ecology products and establish a presence in the market. We consider our cat litter to be a premium litter, and as such we and Pet Ecology Direct intend to sell and deliver a one month’s supply to internet and telephone buyers for a premium price.

Our plan of selling into the retail market is to arrange, directly and through brokers, appointments with retail chain store buyers whose chains have a significance presence in major population centers. We expect to employ experienced retail product brokers to manage this process under the supervision of our internal sales personnel. We have already engaged certain key brokers in the eastern United States and are in discussion with other brokers for the balance of the country. Our goal is to have a full complement of brokers engaged and functioning in the near term. It is our expectation that our sales brokers will be responsible not only for the management of a sales program to retail stores, but also for assuring the appropriate “in store” positioning of our product. In contrast, major competitors utilize inside sales forces to manage their sales functions.

At this time, PEB does not have an inside sales force. Our selling and marketing efforts are coordinated and administered by our President and CEO, Ralph J. Steckel. An internal sales force will be created when the identification of our products in the market place has been matured.

We expect to manage a sales program to retail chain stores through the use of electronic data information processing that allows us to receive orders and payments electronically. In certain instances we will be able to access customer inventory records in order to anticipate order input.

Our products cater to a global consumer base. In that regard, we expect to approach foreign markets once we have established and sustain ourselves in the domestic retail markets.

Customers

To date we have had very limited sales activity, with the majority of our sales being made to international and domestic pet product distributors. There have been no significant sales to any major food, drug or pet specialty chains.

When we begin the retail commercialization of our litter and dog treat products, we intend to sell domestically to all national and regional food and drug chains. The “chains” account for approximately 66% of all litter and pet food sales.

An approach to major discounters will be considered only after PEB is firmly established in the food and drug and pet speciality chains.

Expanded international sales opportunities are intended to be pursued in the future. The potential offshore markets, while lucrative, have supply chain logistics issues that require special planning and are being considered as a second stage effort to be undertaken once the domestic markets and the internet sales have been successfully and profitably entered.

Manufacturing

PEB does not presently manufacture any of our pet products, and we have no plans to commence doing so the foreseeable future. Our plan is to utilize non-affiliated third parties to prepare our products in accordance with strict quality assurance and quality control standards. We currently maintain arrangements with two manufactures that have extensive experience in producing and packaging products. Our litter products are manufactured by National Chemsearch, and our dog treats are manufactured by C J Foods Inc. We require that these parties use strict ingredient and processing standards for the production of our brands. The manufacturing site used in the production of our litters has resident chemists and quality control experts who work with our employees in assuring that all established quality control standards are met.

We buy the raw materials used in the production of our litters and have established receiving protocols to assure that any materials purchased and delivered to our manufacturer are of the highest quality and suitable for our products. We do not buy the raw materials used our dog treats, but rely upon our manufacturer to purchase such materials.

Minerals, specifically vermiculite and perlite, comprise 82% of our litter products and are stringently tested upon receipt by our manufacturer for functionality and continue to be tested at varying stages of production.

Our dog treats are produced by a manufacturer experienced in producing pet food products. This manufacturer is also capable of certifying products as being “organic.”  Our fat free dog treats are intended to be produced and marketed as an “organic” product.

Each of the manufacturers noted have the manufacturing capacity and other infrastructure,  including quality control personnel necessary to accommodate the planned expansion to our business.

Competition

The pet products market is highly competitive and virtually all of the manufacturers, distributors and marketers have substantially greater management, financial, research and development, marketing and manufacturing resources than we do.

Although there are substantial competitors, including The Clorox Company, Church & Dwight Co., Inc. (Arm & Hammer), Ralston Purina Co. (a part of Nestle, SA), and The Iams Company (a part of Procter & Gamble Company), none of the competitors in this industry has market place dominance of the shop keeping unit (“SKU”) space sold by  retail food and drug chains.

We have been provided information by Kroger Co. (a major national food retailer that has approximately 2,100 outlets and generates an estimated $51 million in cat litter sales per annum) that indicates that Kroger has over 77 SKU’s of cat litter that it sells to pet products competitors with such sales ranging from a high volume SKU of $2.1 million to a low of $0.044 million with 22 of the top selling SKU’s comprising 29 million of the 51 million dollars in revenue generated in cat litter sales. Such information reflects that 21 of the 22 top selling SKU’s were for package weights of between 14 and 21 pounds, the precise market for our products.

The table below reflects the top selling cat litter brands in the market today.

Brand	Company
Tidy Cat	Ralston Purina Co.
Fresh Step	The Clorox Company
Arm & Hammer Super Scoop	Arm & Hammer
Scoop Away	The Clorox Company

All the foregoing companies have very well established brand recognition for their products and presently sell into the retail food and drug chains. Notwithstanding the formidable competition in the market, management believes that our litters and treats and other products will be very competitive, if not superior, to those of our competition. However, there can be no guarantee of success in competing against these established brands.

Intellectual Property

It is our policy to protect our intellectual property rights through the securing of patents and trademarks as appropriate. We also require non disclosure agreements with certain consultants and contractors who work for us.

PEB holds six pet product patents all related to animal litter with odor control that indicates lower urinary tract infection in cats. It is important to highlight the fact that our patents are for “animal litter” and are not limited only to cat litter. Therefore we are free to develop indicating and non indicating litters for a wide range of applications from large animal (such as horses) to small animals (such as ferrets) should there prove a need and a market. At this time, we also have two additional patents pending or proposed.

It is our intent to improve our patents through systematic research and development relating to product improvement and additions. The process known as “continuation in part” (CIP) allows us to submit for product modifications without having to apply for a new patent.

PEB has also registered one trademark, and has applied for four other trademarks, in connection with various naming conventions, including Pet Ecology. We are somewhat hindered in our pending applications in that these trademarks will not become registered unless and until we have sales of the products involved. We intend to apply for trademark registration with respect for other products to the extent those products are marketed under distinct brand names.

Research & Development

Since 1996, we have spent a substantial amount in our efforts to develop and patent both our cat litters and fat free dog treats, and to begin the development process of our other extension products.

Our development efforts include the use of outside testing laboratories as well as independent consultants having the skills necessary to develop the requisite formulations required to produce the properties sought in our cat litters as well as our fat free dog treats. For example, in the testing of our fat free dog treats, three independent blind taste tests were conducted in which it was determined that over 80% of the dogs involved in the test chose our treats over competing treats. In testing such as this, estimates of pet acceptance were validated before proceeding to the point of incurring the expense of becoming production ready, including final packaging and design.

Research is ongoing and continual with numerous products in varying testing stages of completion for the cat and dog markets. Management believes that new product development is the lifeblood of the Company, and accordingly intends to commit financial and human resources to introduce new products into the market.

We maintain a small test laboratory in our warehouse for product testing and development.

Government Regulation

To our knowledge, our cat litters and other pet products are not subject to regulation by any regulatory authority. However, we are required to specify in our labeling whether there are components in our litters or other products that have any known health hazard that may affect a pet or human. Set forth below is information related to certain regulatory requirements which may become applicable to any extension products we might develop in the future.

In the United States, governmental oversight of animal nutrition and health products is shared primarily by the U.S. Department of Agriculture and the U.S. Food and Drug Administration (the “FDA”). The comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of certain pet foods.

The FDA is responsible for the safety and wholesomeness of the human food supply. The FDA regulates foods intended for human consumption, as well as foods intended for pet consumption. Through the Center for Veterinary Medicine, the FDA regulates the manufacturing and distribution of animal drugs, including feed additives and drugs that will be given to animals from which human foods are derived (food-producing animals), as well as feed additives and drugs for pet (or companion) animals.

Our advertising materials may be subject to regulation by the Federal Trade Commission (the “FTC”). The FTC governs all promotional materials for certain pet products, whether such advertisements are in the form of print ads, radio and TV ads, or on our website. Each claim, express and implied, must be true, accurate and not misleading. That is, the FTC will cite what it believes to be false, deceptive and unsubstantiated claims in any advertisement.

In addition to applicable federal regulation, a number of states and some local governments have enacted laws and regulations governing the formulation, labeling and advertising of certain pet products.

Management and Employees

We currently have three officers, Ralph J. Steckel, President and Chief Executive Officer, Robert J. Salluzzo, Chief Operating Officer and Chief Financial Officer, and Weston Kirby, Secretary, each of whom also serve as directors of the Company.

We currently have five full-time employees including our officers. We also have two consultants who work with us on a part-time basis to assist in financial and research and development activities. We do utilize outside consultants at varying times dependent upon need. Due to liquidity problems, in 2006 and 2007, the Company down sized by reducing the number of employees from approximately 26 to its current number.

DESCRIPTION OF PROPERTY

PEB does not presently manufacture any of our pet products, and thus does not have a manufacturing facility or related items of equipment. The Company does lease and occupy 12,000 square feet of office and warehouse space at 14822 Venture Drive Dallas, Texas 75234.

LEGAL PROCEEDINGS

PEB is a defendant in a lawsuit filed in District Court No. 48 in Tarrant County, Texas, by a third party alleging that $580,000 is owed pursuant to the terms of a promissory note of PEB. Our management believes there is no factual basis for the amounts alleged to be owed in connection with the note involved, and we have filed a counterclaim and third party action seeking monetary damages from the plaintiff and certain other individuals associated with the plaintiff who have nexus to the alleged claim. We do not believe that such litigation will have a material adverse effect on us.

PEB is a defendant in a lawsuit filed in County Court at Law No. 1 in Dallas County, Texas, by a former employee of the Company seeking damages and other relief for an alleged breach of employment with PEB. The total amount of damages being sought by such plaintiff amounts to $160,000 of monetary claims, plus legal fees and costs. We believe that PEB has defenses to the claims involved, and that such litigation will not have a material adverse effect on us.

PEB is a defendant in a lawsuit filed in County Court at Law No. 3 in Dallas County, Texas, by a former employee of the Company seeking specific performance under an employment contract with PEB. The total amount of damages being sought by such plaintiff amounts to $250,000 of monetary claims, and the issuance of approximately 166,667 shares of our common stock (after giving effect to our  recent reverse split). We believe that PEB has defenses to the claims involved, and that such litigation will not have a material adverse effect on us.

On December 10, 2007 we received a subpoena from the Securities and Exchange Commission to provide information and potential testimony regarding an entity named Axium Technologies, Inc. a company that is unknown to Pet Ecology Brands Inc. or its management.  The SEC has requested any documentation and correspondence the Company has with the entity noted as well as an additional sixty four organizations and individuals that were listed in the subpoena, seven of which are known to Pet Ecology Brands Inc. and include the following:

•	Our former investor relations firm and its president.
•	A former board member of Pet Ecology Brands Inc.
•	An investor in Pet Ecology Brands Inc. and corporate entities associated with that investor.

Counsel has been in contact with the SEC attorney responsible for this inquiry. Further we are complying with the SEC’s request and are in the process of assembling the information being requested.

SELLING SHAREHOLDERS

The shares of common stock of PEB identified below are being registered for sale by the named persons (the “Selling Shareholders”). The Selling Shareholders may, but they are not obligated to do so, from time to time offer and sell under the terms of this prospectus up to an aggregate of 10,670,191  shares of our common stock which represents a total of 6,078,318 shares currently outstanding and 4,591,873 shares underlying outstanding warrants.

We do not know if or when, or in what amounts, the Selling Shareholders may offer for sale the shares described in this Prospectus. The Selling Shareholders may decide not to sell any of the shares covered by this Prospectus. Because the Selling Shareholders may offer all of some of the shares under this Prospectus, and because there are no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Shareholders will hold after completion of this offering, we cannot estimate the number of shares that the Selling Shareholders will hold after completion of this offering. However, for purposes of the following tables, we have assumed that, after completion of this offering, the Selling Shareholders will hold none of the securities that this Prospectus covers.

The following table sets forth, to the best of our knowledge and belief, information with respect to the Selling Shareholders: (a) the number of shares of common stock beneficially owned as of January 14, 2008, (b) the number of shares of common stock eligible for resale and to be offered by each Selling Shareholder under this Prospectus, (c) the number of shares of common stock owned by each Selling Shareholder after the offering contemplated by this Prospectus, assuming that all shares eligible  under this prospectus are actually sold, and (d) the percentage of shares of common stock beneficially owned by each of the Selling shareholders after the completion of the offering contemplated by this Prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on shares of common stock and common stock underlying warrants and options as of January 14, 2008.

Name of Selling Shareholders	Number of Shares owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percentage of common stock owned after offering (1)
Common Stock Only
Tricon Holdings (4)	5,168,686	2,882,909	2,285,777	11.28%
Texas Atlantic (5)	4,618,686	2,632,909	1,985,777	9.80%
Walter Frank	300,000	300,000	0	0.00%
Collins and Basinger	12,500	12,500	0	0.00%
David F. King	13,085	13,085	0	0.00%
Byron T. Bates	0	20,834 (2)	0	0.00%
Christopher Cave	0	20,834 (2)	0	0.00%
Martin Cohen	0	8,334 (2)	0	0.00%
Tony Dunleavy	0	55,465 (2)	0	0.00%
Byron S Farquer	0	13,085 (2)	0	0.00%
Kent Farquhar	0	11,334 (2)	0	0.00%
Alexandra Fincher	0	6,667 (2)	0	0.00%
Randolph W. Frederickson	0	4,167 (2)	0	0.00%
David B. Gerber	0	13,085 (2)	0	0.00%
Bryan & Shelly Horton	0	10,209 (2)	0	0.00%
Howell Family Limited Partnership (6)	0	41,667 (2)	0	0.00%
Mark & Joan Kincaid	0	10,209 (2)	0	0.00%
Weston Kirby	0	6,251 (2)	0	0.00%
Janet Lester	0	6,667 (2)	0	0.00%
Cantey Hanger LLP (7)	0	8,750 (2)	0	0.00%
Andrew Lermsider	0	600,000 (2)	0	0.00%
Keith Kitson Logue	0	13,085 (2)	0	0.00%
Jane Lorenzen	0	4,667 (2)	0	0.00%
Shaun McClure	0	8,334 (2)	0	0.00%
James Lewis Miller III	0	4,000 (2)	0	0.00%
Natwarlal B Modi	0	2,500 (2)	0	0.00%

Niall Moriarity	0	1,667 (2)	0	0.00%
Elizabeth Ann Morris	0	834 (2)	0	0.00%
Larry Murphy	0	8,334 (2)	0	0.00%
David Payne	0	4,167 (2)	0	0.00%
Jackson Phelps	0	834 (2)	0	0.00%
Jennifer Phelps	0	834 (2)	0	0.00%
Johns Phelps	0	834 (2)	0	0.00%
Sara Phelps	0	834 (2)	0	0.00%
Jason Rutherford	0	83,334 (2)	0	0.00%
Robert J. Salluzzo	0	579,167 (2)	0	0.00%
David M. Sherer	0	20,834 (2)	0	0.00%
Blake Steckel	0	834 (2)	0	0.00%
Hayden Steckel	0	834 (2)	0	0.00%
Kirby Steckel	0	834 (2)	0	0.00%
Michael Steckel	0	834 (2)	0	0.00%
Ralph J. and Carole Steckel and RSSR Trust (3)	1,004,602	2,871,798	925,714	4.57%
Ryan Steckel	0	834 (2)	0	0.00%
Yvonne Steckel	0	834 (2)	0	0.00%
James E. Stephens Sr.	0	10,334(2)	0	0.00%
Jim Stephenson	0	13,085 (2)	0	0.00%
Mike Stoelke	0	83,334 (2)	0	0.00%
Tempus Financial Inc. (8)	0	16,667 (2)	0	0.00%
Dr. James Vrasic	0	2,500 (2)	0	0.00%
Target Pension Benefit- Attn Dr. James Vrasic (9)	0	17,334 (2)	0	0.00%
Cross Country Capital Partners LP (10)	0	250,000	0	0.00%

1) Based on 20,269,358 shares issued and outstanding as of January 14, 2008.

(2) These individuals do not currently own any shares of our common stock and the amount of shares being registered represents shares underlying outstanding warrants held by these individuals.

(3) This amount includes both shares and warrants held by Mr. Steckel. All of these shares are to be issued to Mr. Steckel upon exercise of options or warrants to purchase shares of common stock of the Company. At this time, Mr. Steckel owns 1,004,002 shares of PEB common stock, and owns options and warrants to purchase 3,797,512 shares of common stock. See the “Executive Compensation – Employment Agreements” and the “Description of Securities – Outstanding Warrants” sections of this Prospectus for more information about these options and warrants. Certain of the shares of common stock and warrants shown herein to be owned by Mr. Steckel are actually registered in the name of his wife, or in the name of a family trust but, for purposes of this Prospectus, all of such shares and warrants are considered to be owned by Mr. Steckel.

(4) Emel Yesil has voting and investment control over the shares listed as owned by Tricon Holdings.

(5) E. Denton Jones has voting and investment control over the shares listed as owned by Texas Atlantic Capital Partners.

(6) Douglas Howell has voting and investment control over the shares listed as owned by Howell Family Limited Partnership.

(7) Russell Horton has voting and investment control over the shares listed as owned by Cantey Hanger LLP.

(8) Marshall W. Dooley has voting and investment control over the shares listed as owned by Tempus Financial Inc.

(9) Dr. James Vrasic has voting and investment control over the shares listed as owned by Target Pension Benefit.

(10) E. Denton Jones has voting and investment control over the shares listed as owned by Cross Country Capital Partners LP.

PLAN OF DISTRIBUTION

The common stock to be sold by the Selling Shareholders is not being offered through an underwriter. Instead, the Selling Shareholders are offering a total of 10,670,191  shares of common stock of PEB currently held by such shareholders and shares underlying outstanding warrants. The Selling Shareholders may sell their shares of PEB common stock at prevailing market prices or in privately negotiated prices.

Each of the Selling Shareholders will act independently in making decisions with respect to timing, manner and size of each sale. Each of the Selling Shareholders may make sales at prices and under terms then prevailing, or at prices related to then current market price, and they may also make sales in negotiated transactions, including one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account under this Prospectus, (b) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, (c) block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, (d) an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board (assuming that the PEB common stock will be traded on the OTC Bulletin Board – of which there can be no assurance), and (e) in privately negotiated transactions.

In connection with distributions of shares or otherwise, each Selling Shareholder may (a) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume, (b) sell the shares short and redeliver the shares to close out such short position, (c) enter into option or other transactions with broker dealers or other financial institutions which require the delivery to them of shares that this Prospectus offers, which they may in turn resell, and (d) pledge shares to a broker-dealer or other financial institution, which upon default, they may in turn resell.

In addition, the Selling Shareholders may sell any shares that qualify for sale under Rule 144, rather than sell under this Prospectus.

In effecting sales, broker-dealers or agents that the Selling Shareholders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts that the parties may negotiate immediately prior to the sale. However, under the NASD rules and regulations, such broker-dealers may not receive a commission or discount in excess of 8% for the sale of any securities registered by this Prospectus.

In offering shares that this Prospectus covers, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may qualify as “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Shareholders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

In order to comply with the securities laws of some states, the Selling Shareholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Shareholders may sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Shareholders comply with the exemption.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Shareholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

At the time a Selling Shareholder makes a particular offer of shares, we will, if required, file a post-effective amendment to the registration statement covering those shares and/or distribute a Prospectus supplement that will set forth: (a) the number of shares that the Selling Shareholder is offering, (b) the terms of the offering, including the name of any underwriter, dealer or agent, (c) the purchase price paid by any underwriter, (d) any discount, commission and other underwriter compensation, (e) any discount, commission or concession allowed or reallowed or paid to any dealer; and (f) the proposed selling price to the public.

We have agreed to indemnify the Selling Shareholders against claims and losses due to material misstatements or omissions made by us (and not by the Selling Shareholders) in this Prospectus. Each of the Selling Shareholders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies the directors and executive officers of PEB:

Name	Age	Position	Director Since
Ralph J. Steckel	65	President, Chief Executive Officer and Director	1996

Robert J. Salluzzo	60	Chief Operating Officer, Chief Financial Officer, and Director	June 20, 2007

Weston Kirby	41	Secretary and Director	July, 2006

Alexandra Fincher	57	Director	1999

Alexander Schauss	59	Director	June 20, 2007

The principal occupations of our executive officers and directors for the past five years are as follows:

Ralph J. Steckel has served as President, Chief Executive Officer and a director of the Company since its inception in 1996. Mr. Steckel has a specialized career in strategic new product development, including a lengthy period serving in consumer marketing at Colgate-Palmolive, after which he consulted in the new product development area with Alberto-Culver, Dow Corning, S.C. Johnson, Conair, Bausch-Lomb, Curity Products (Colgate-Palmolive), Ralston-Purina, Ray-O-Vac, Rit-Dye, Sterno (Colgate-Palmolive) and Westwood Pharmaceutical, among others. Mr. Steckel is a graduate of the University of Baltimore, Maryland with a BS Degree in Marketing and Public Relations with post graduate work at the same institution in Business Economics.

Robert J. Salluzzo has served as Chief Operating Officer and Chief Financial Officer of the Company since April, 2007, and has been a director of the Company since June, 2007. Prior to joining the Company, for more than five years, Mr. Salluzzo has owned and operated a consulting practice aimed solely at the needs of emerging and development stage companies. Mr. Salluzzo is a Certified Public Accountant. In the early years of his career, Mr. Salluzzo was initially with Price Waterhouse & Co., an international accounting firm, and later formed his own accounting firm which he merged in 1985 into a major regional accounting firm located in Albany, New York. As a consultant since 1992, Mr. Salluzzo has functioned as the chief financial officer and/or chief operating officer of numerous organizations. Mr. Salluzzo is a graduate of St. Bonaventure University, and served as an Army officer  in the US Army Field Artillery.

Weston Kirby has served as Secretary of the Company and has been a director of the Company since July, 2006. During the period of time from January, 2000 to May, 2003, Mr. Kirby was the co-owner of a branch office of Pro Integrity Securities (a brokerage firm). From May, 2003 until May, 2004, Mr. Kirby was operations manager for First Advantis Securities (a brokerage firm). Mr. Kirby was self-employed as a business consultant from May 2004 until August 2004. Since August 2004, Mr. Kirby has been employed by the Company in a variety of managerial capacities.

Alexandra Fincher has been a director of the Company since 1999. Ms. Fincher has been the President and owner of Alexandra & Co. (a company specializing in meeting and events planning, conventions, political campaigns, fund raising and community and business events) since establishing such business in 1995. For more than the previous five years, Ms. Fincher has been in various management positions with American Airlines, Inc. (an airline business). Ms. Fincher holds both a Bachelor and Masters degree from City University in Washington.

Alexander Schauss, PhD, FACN, has been a director of the Company since 2007. Dr. Schauss has been the President, and owner of AIBMR Life Sciences, in Puyallup, Washington (a natural and medicinal products research firm). Dr. Schauss has held a number of academic positions, and has studied nutrition and botanical medicine for over 30 years. He is a Member of the American Society of Nutrition, the Society for Food Science and Technology, a Fellow of the American College of Nutrition (FACN), an Emeritus Member of the New York Academy of Sciences, former Chairman of the Food Policy Council of the National Council for Public Health Policy, an Honorary Founding Member of the British Society of Nutritional Medicine, and Emeritus Executive Director of the American Preventive Medical Association. Dr. Schauss earned his undergraduate, graduate (summa cum laude), and doctoral degrees at the University of New Mexico at Albuquerque and California Coast University in Santa Ana, respectively.

Executive Compensation

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2007, 2006 and 2005 in all capacities for the accounts of our executives:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options

Ralph J. Steckel	2007	$120,000	-	-	-	-
President and CEO	2006	$48,500	-	-	-	-
	2005	$31,250	-	-	-	-

Robert J. Salluzzo (1)	2007	$120,000	-	-	-	-
Chief Operating Officer/CFO	2006	0
	2005	0

Weston Kirby	2007	$66,000	-	-	-	-
Secretary	2006	$25,625	-	-	-	-
	2005	$31,613	-	-	-	-

(1) During 2006, PEB paid Mr. Salluzzo $15,000 in the form of consulting fees.

Option Grants Table.The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2007.

OPTIONS GRANTS IN 2007 (INDIVIDUAL GRANTS)

Name	Number of securities underlying options granted (#)	Percent of total options granted to employees in last fiscal year	Exercise or base Price ($/Share)	Expiration Date
Ralph J. Steckel	2,250,000	100%	$1.80	December 10, 2012
Robert J. Salluzzo	550,000	100%	$1.80	December 10, 2010

There have not been any stock options exercised during the fiscal year ending December 31, 2007, by the executive officer named in the Summary Compensation Table. As of January 14, 2008, we do not have any equity securities authorized for issuance with respect to compensation plans.

Stock Option Plan

The Company currently does not have a stock option plan. See “Executive Compensation – Employment Agreements” section of this Prospectus for information regarding options recently granted to Messrs. Steckel and Salluzzo.

Compensation Of Directors

Our directors presently receive $500 per Board meeting and   are reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company.

Employment Agreements

The Company and Ralph J. Steckel, President and Chief Executive Officer of the Company, agreed to a five year employment agreement which was effective as of December 10, 2007. Pursuant to such agreement, Mr. Steckel will (a) be paid an annual salary of $120,000, (b) be granted options to purchase 2,250,000 shares of our common stock at $1.80 per share (as to 1,250,000 shares of common stock underlying these options, the vesting periods have not yet expired), (c) receive an auto allowance of $500 per month, and (d) be entitled to various other benefits.

The Company and Robert J. Salluzzo, Chief Operating Officer and Chief Financial Officer of the Company, have agreed to a three  year employment agreement which was effective as of December 10, 2007. Pursuant to such agreement, Mr. Salluzzo will (a) be paid an annual salary of $90,000, (b) be granted options to purchase 550,000 shares of our common stock at $1.80 per share (as to 450,000 shares of common stock underlying these options, the vesting periods have not yet expired), (c) receive an auto allowance of $500 per month, and (d) be entitled to various other benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table set forth below reflects certain information as of January 14, 2008, with respect to each person who owned of record as of that date, or is known to the Company to own beneficially, more than 5% of the outstanding shares of our common stock, with respect to each executive officer and director of the Company, and by all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on shares of common stock and common stock underlying warrants and options as of January 14, 2008.

Name and Address of Beneficial Owner	Position With PEB	Number of Shares (1)	Percent of Class
Ralph J. Steckel 2912 Robin Road Plano, Texas, 75075	President; Chief Executive Officer and Director	1,004,002 (2)	4.95%

Robert J. Salluzzo 4051 Beltway Drive, Apt 302 Addison Texas, 75001	Chief Operating Officer; Chief Financial Officer and Director	58,334 (3)	.29%

Weston Kirby PO Box 1256 Pottsboro, Texas 75076	Secretary and Director	220,835 (4)	1.09%

Alexandra Fincher 4404 Beltwood Parkway North Suite 109 Dallas, Texas 75244	Director	- (5)	0.0%

Alexander Schauss PO Box 1174 Tacoma, WA 98401	Director	-	0.0%

Tricon Holdings LLC 201 Alhambra Circle, Suite 501 Coral Gables, Florida 33134	Shareholder	5,168,686 (6)	25.5%

Texas Atlantic Capital Partners LLC 3029 Staffordshire Blvd. Powell, Tennessee 73849	Shareholder	4,868,686 (6)	24.02%

All Named Executive Officers and Directors (Five individuals)		1,283,171 (7)	6.33%

1) The percentages indicated are based on 20,269,358 shares of common stock issued and outstanding on January 14, 2008.

(2) Excludes 2,250,000 shares of common stock options for $1.80 per share (see the “Executive Compensation – Employment Agreements” section of this Prospectus for more information about these options), and warrants to purchase a total of 1,547,512 shares of PEB common stock at prices ranging from $.03 per share to $1.20 per share warrants (see the “Description of Securities - Outstanding Warrants” section of this Prospectus for more information about these warrants). Certain of the shares of common stock and warrants shown herein to be owned by Mr. Steckel are actually registered in the name of his wife (who owns 66,667 shares of common stock of PEB, and warrants to purchase an additional 5,834 shares of common stock), or in the name of a family trust (that owns 468,167 shares of common stock of PEB, and warrants to purchase an additional 83,334 shares of common stock) but, for purposes of this Prospectus, all of such shares and warrants are considered to be owned by Mr. Steckel.

(3) Excludes 29,167 shares of common stock underlying warrants (see the “Description of Securities - Outstanding Warrants” section of this  Prospectus for more information about these warrants), and options to purchase 550,000 shares of PEB common stock (see the “Executive Compensation – Employment Agreements” section of this Prospectus for more information about these options).

(4) Excludes 6,251 shares of common stock underlying warrants.

(5)  Excludes 6,667 shares of common stock underlying warrants.

(6) Excludes 1,418,855 shares of common stock underlying warrants. See the “Overview – Recent Events” section of this Prospectus for more information about these warrants.  The shares held by Texas Atlantic Capital Partners LLC include 250,000 shares held by Cross Country Capital Partners LP which is a related party to Texas Atlantic Capital Partners LLC and is also controlled by E. Denton Jones the principal of Texas Atlantic Capital Partners LLC.

(7)  Excludes 4,389,597 shares of common stock underlying options and warrants.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock with a $.001 par value. As of January 14, 2008, we had 20,269,358. We also have authorized 10,000,000 shares of preferred stock with a $.001 par value. There are no preferred shares outstanding.

It is estimated that we currently have approximately 1,800 holders of our common stock.

Description of Common Stock

Each share of our common stock is entitled to share equally with each other share of common stock in dividends from sources legally available therefore, when, and if, declared by our Board of Directors and, upon liquidation or dissolution of PEB, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. See the “Overview – Recent Transactions” section of this Prospectus for more information about the number of shares of common stock held by Tricon and Texas Atlantic, the number of shares of common stock that they have under warrants to purchase additional shares of common stock, and the evergreen nature of such shares.

Tricon and Texas Atlantic, as the holders of more than fifty percent of the shares of PEB common stock could, if they chose to do so, elect all of our directors.

We have not paid any cash dividends since our inception, and have no plans to pay dividends in the foreseeable future.

Description of Preferred Stock

PEB is authorized to issue 10,000,000 shares of preferred stock, $.001 par value. None of such shares have ever been issued, and thus none are outstanding at this time. If issued, such shares may carry such relative rights, preferences, and designations as may be determined by the Board of Directors in its sole discretion. Shares of preferred stock can be issued from time to time by action of our Board of Directors in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the Board of Directors. The relative rights and preferences may be determined by the Board of Directors in its discretion form time to time, include but not limited to the following: (a) the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class, (b) whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption, (c) the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of shares of that series, (d) the terms and conditions, if any, on which shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of any class, and if provision is made for conversion or exchange, the times, prices, adjustments, and other terms, and (e) the voting rights of the shares.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.

The Board of Directors has the ability, without stockholders approval, to cause PEB to issue preferred stock with rights and preferences determined by the Board of Directors in the future. As a result, we may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Outstanding Options and Warrants

In addition to the 2,837,710 shares of our common stock constituting the Tricon Warrants (see the “Overview - Recent Events” section of this Prospectus for more information about the Tricon Warrants), as of January 3, 2008, PEB has outstanding options and warrants to purchase a total of 5,816,752 shares of our common stock, with expiration dates through December 10, 2012, and at exercise prices ranging from $0.01 to $2.40 per share.

Included as part of such options and warrants, (a) Ralph J. Steckel, the President, Chief Executive Officer and a director of the PEB, holds options and warrants entitling him to purchase at varying times up to 3,797,512 shares of our common stock at prices ranging from $0.025 to $1.80 per share, and (b) (a) Robert J. Salluzzo, the Chief Operating Officer, Chief Financial Officer and a director of the PEB, holds options and warrants entitling him to purchase at varying times up to 579,167 shares of our common stock at prices ranging from $1.20 to $1.80 per share.

RELATED PARTY TRANSACTIONS.

In February, 2007, PEB entered into the Tricon SPA and the Tricon License Agreement. See the “Overview – Recent Transactions” section of this Prospectus for more information about both of these transactions.

The Company and Ralph J. Steckel, the President, Chief Executive Officer, and a director of the Company, have agreed to a five year employment agreement effective as of December 10, 2007. See the “Executive Compensation – Employment Agreements” section of the Prospectus for more information about this agreement.

The Company and Robert J. Salluzzo, the Chief Operating Officer, Chief Financial Officer, and a director of the Company, have agreed to a three year employment agreement effective as of December 10, 2007. See the “Executive Compensation – Employment Agreements” section of the Prospectus for more information about this agreement.

INTEREST OF NAMED EXPERTS AND COUNSEL

Anslow & Jaclin, LLP , of Manalapan, New Jersey, has acted as our counsel in connection with this offering.

SECURITIES AND EXCHANGE COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Our Bylaws contain a provision that limits the liability of our directors to the fullest extent permitted by the Texas Business Corporation Law and the Texas Business Organizations Code (collectively referred to as the “Texas Laws”). The provision eliminates the personal liability of our directors for monetary damages for breaches of their fiduciary duty of care. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his or her duty of loyalty to the Company or to stockholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation provide that if the Texas Laws are amended to further limit such liability, then the liability of directors will be limited or eliminated to the maximum extent permitted by law as so amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company under the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this Prospectus. This Prospectus, which is a part of that registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning the Company and the securities offered by this Prospectus, please refer to the registration statement and to the exhibits filed with it.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

EXPERTS

Malone & Bailey, PC, an independent registered public accounting firm located in Houston, Texas has audited our financial statements included in this registration statement to the extent and for the periods set forth in their report.  We have relied upon such report, given upon the authority of such firm as an expert in accounting and auditing..

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this report that are not purely historical are forward-looking statements. “Forward-looking statements” include statements regarding our expectations, hopes, intentions, or strategies regarding the future. Forward-looking statements include: statements regarding future products or product development; statements regarding future selling, general and administrative costs and research and development spending, and our product development strategy; statements regarding future capital expenditures and financing requirements; and similar forward-looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements.

Overview

Since 1996, we have been totally dependent upon investment, borrowings and trade credit extensions with which to support product development and operations.  Historically we have not been able to raise sufficient investment capital to support both a product development program and a product launch of the size and dimension that would have allowed us to compete successfully and profitably with competitors such as Procter & Gamble and Arm & Hammer who have a major presence in both cat litter and pet food products markets.

From 1996 through 2004, we developed and refined our cat litters and fat free dog treats. During that period we secured six patents for our litters.

In our history we have not had a sustained positive working capital ratio and as a consequence of our continued and increased unprofitability, our working capital deficit at December 31, 2005 of $453,876 increased to $2,108,556 at December 31, 2006 at which time our accumulated deficit  also increased from $7,616,597 at December 31, 2005 to $14,127,367 at the end of 2006.

During January 2007 negotiations began with Tricon Holdings LLC and Texas Atlantic Capital Partners LLC to sell a 51% majority interest in Pet Ecology Brands Inc. and domestic and international internet licensing rights for the investment capital necessary to implement a plan to revitalize the efforts to commercialize our products. The principals of each of these companies possessed significant business and pet industry experience with a number of documented successes in planning and conducting internet and home delivery programs.

In February 2007, we concluded negotiations with these entities and entered into a stock purchase agreement to provide investment capital of $1,350,000 for a 51% undiluted interest in our common stock subject to certain conditions which included our being able to reduce our outstanding debt to third party vendors by at least 50% of the stated amounts outstanding at the time of executing the Tricon SPA.

When we executed the SPA, we did not have enough shares available under our existing corporate authorization to issue all of the shares necessary to complete the entire interest of 51% our common stock; however, there was sufficient authorization to issue, as of June 30, 2007, 51,000,000 shares of our common stock pursuant to the SPA amounting to 25.5% of the post-issuance outstanding shares at that date. The shares were issued in exchange for $700,000.  $500,000 was received in cash and the investors converted $200,000 in notes arising from amounts previously advanced. This improved our cash flow and allowed a further reduction in outstanding liabilities and allowed us to fund operations and continue product development. The $650,000 balance of the aggregate $1,350,000 was received on October 12, 2007.  This balance consisted of cash and assumption of a note payable of $150,000.

Simultaneous to the stock purchase agreement signed in February 2007, we also entered into an agreement with Tricon and Texas Atlantic which provided for PEB to grant such parties, or its assignee, a license for the exclusive domestic and international right to market and sell the Company’s products for home delivery. Tricon and Texas Atlantic paid $150,000 to the company for such license, and then assigned such license to Pet Ecology Direct LLC (Pet Ecology Direct), a newly formed entity which is owned in the majority by Tricon Holdings and Texas Atlantic Capital Partners the combined 51% owners of Pet Ecology Brands Inc. In September 2007 Pet Ecology Direct commenced a national internet marketing and sales program.  On October 1, 2007, Pet Ecology Direct began a national television advertising campaign to build awareness of the Pet Ecology Brands Inc. “Perfect Litter Alert” and to drive additional sales opportunities to our website.  Pet Ecology Brands is engaged as the fulfillment agent for Pet Ecology Direct and as such is paid for all warehousing and personnel costs involved in the fulfillment activities in addition to a 12% fee based on all direct product costs of fulfillment.  All home delivery sales are recorded by Pet Ecology Direct.

With the initial funding provided by this sale of the license and related rights in the first quarter of 2007, we commenced corporate initiatives that included a reduction in staff and overhead as well as a reduction in outstanding trade and institutional liabilities by making negotiated payments in cash and/or stock.  This resulted in reduction of institutional and trade debt of approximately $1.0 million that existed at December 31, 2006 to an amount below $400,000 at September 30, 2007.  The approximate gain related to these settlements through September 30, 2007 amounted to $608,000.

In addition, we reviewed our entire product line and concluded that our market presence would benefit from a re- branding of our products to properly associate Pet Ecology Brands with its products such as indicating litter and non indicating litter. Management believes that re-branding will be essential to achieving more comprehensive product identification in the marketplace. The re-branding included an analysis of all packaging, pricing and product costing resulting in major changes being made to our packaging and pricing policies.

During the period March 2007 through July 2007, marketing plans were completed that specified a product re-launch beginning with television and  internet sales to be followed by sales to food, drug and pet specialty chains.

Plan of Operations

It is management’s intent in the coming twelve month period to achieve the following objectives.

Sales

PEB is expected to commence domestic sales into retail food, drug and pet specialty stores in the first quarter of 2008 beginning with those retailers having between 100 and 200 store locations. The intent is to effect a refinement of manufacturing and delivery functions including all accounting for such sales which will require the use of electronic data interchange (EDI) initially on a service bureau basis leading to the establishment of our own internal capability. In addition we intend to grow the business consistent the working capital available to support the effort.

We expect to manage the sales process through the use of external brokers with oversight by key company personnel. Two brokers located strategically on the East Coast of the United States have already been engaged and with management have identified launch customers and the sales and support programs to be implemented.

It is expected that the initial product offerings into retail will consist of our litter products, dog treats and our waterless shampoo.

Management intends to increase its sales efforts in the balance of 2008 commensurate with its ability to produce and deliver. Management intends to explore international sales opportunities in the latter half of 2008. That undertaking is dependent upon a successful launch and maintenance of our domestic retail sales program.

Production

Management is presently in negotiation with a second production source for its litters and liquid products and expects to have this facility engaged and functioning by the end of January 2008.  Management believes that the second facility is required as much for production capability as it is for the security of having a backup production capability. At present both manufacturing facilities are located in Dallas, Texas. We intend to explore  securing  satellite manufacturing and distribution locations in select locations in the United States. The purpose in this would be to reduce the freight costs associated with customer deliveries, thereby making us more competitive and potentially reducing the transportation costs of bringing raw materials to Dallas.

Research and Development

PEB will continue its product development and intends to introduce between three to five new products in 2008.

In conjunction with our development efforts, we intend to apply for additional domestic patents as well as continuations in part relating to our existing patents. Selective international patents are intended to be applied for as well. In addition, we have a number of trademarks that are owned and that are expected to be registered in 2008 once sales commence for the underlying products.

Administration and Facilities

Staffing

PEB is positioning itself to be a “virtual company” and as such, we intend to utilize shadow staff and outsourcing whenever possible and practicable to meet our staffing requirements.  In that regard, as sales expand in 2008, staffing increases in customer service and support and accounting will be made. Management estimates that our ultimate staffing complement will total approximately 15 individuals. Presently we employ five individuals.

Systems

We are presently examining our internal systems requirements and expect to complete an evaluation in the second quarter of 2008 that will result in a plan that is expected to be implemented consistent with the mandate of operations. A primary emphasis is being placed on customer data base management to support field sales efforts.

Facilities

The lease on our current combined office and warehouse facility, approximating 12,000 square feet, will expire in July 2008. It is our intent to locate as much of our current warehousing as is possible with our manufacturing partners, thereby reducing our space requirements substantially and changing the need to mainly executive and administrative offices.

Results of Operations:

The following discussion of the results of operations should be read in conjunction with our statement of financial position as of December 31, 2006 and our statement of operations for the twelve months ended December 31, 2006 and 2005.

2006 Compared to 2005

Sales

Overall in the twenty four months beginning January 1, 2005 and ending December 31, 2006, we had total sales of $243,386, principally of our indicating litter which during that period was sold under the name Pet Ecology Brands “Scientific Litter”. PEB’s recorded sales of $199,136 in 2006 represented an increase of $154,886 over 2005 in which we recorded sales of $44,250.

Sales in both periods were minimal and not representative of sales that might be conducted in the ordinary course of business.  There were no internet sales in 2005 and minimal internet sales in 2006. Web sales began in the fourth quarter of 2006.

In 2007 our website has been completely reconstructed in anticipation of the launch by our internet licensee of television commercials and an internet campaign to generate home delivery sales in the fourth quarter of 2007.

Cost of Sales and Gross Margins

Costs of sales in 2006 were 27% of sales yielding a margin of 63% before commissions of 10% which are not included in the direct cost of sales. In 2005 cost of sales included charge offs for packaging and unusable inventory caused by a discontinuance of sales to a merchandiser. This resulted in a negative gross margin in 2005.

Operating Expenses

Beginning in 2005 and continuing in 2006, we attempted to commercialize our cat litter and treat products by expanding infrastructure and adding employees.  Our staff grew from five at the beginning of 2005 to twenty-six by mid 2006.  We also initiated marketing and promotional campaigns that included the production of point of sale materials, video productions, print media commitments and product samples.  All of these activities were intended to build awareness of our products with the expectation that significant increases in sales would result.   As described more fully in the liquidity section below, these efforts exhausted the working capital and trade credit of the company and due to our inability to continue raising needed capital, in the third quarter of 2006 we were forced to terminate substantially all of these marketing and promotional campaigns.

The summary table presented below is excerpted from our audited financial statements for the years ended December 31, 2006 and 2005 and reflects the increase in expenses that resulted from the expanded sales and marketing activities undertaken in 2006.  These amounts include stock and warrants issued for services and valued according to the Black Scholes method in the amounts of $2,540,010 for 2005 and $3,288,077 for 2006, respectively.

	2006	2005	Increase
Total Operating Expenses	$6,559,046	$3,798,783	$2,760,263

Quarter Ended September 30, 2007

We experienced and overall loss for the nine months ended September 30, 2007 of $1,439,656, the majority of which was attributable to  charges in the quarter ended June 30, 2007 of $1,063,600  for the settlement of lawsuits and consulting and other services paid through the issuance of stock. The loss noted is net of other income from the sale of internet licensing rights and trade payable settlements of $708,000.

In the first nine months of 2007, we reduced our direct cost of operations, compared to direct cost of operations for the year ended December 31, 2006.    We believe there will be improvement in revenues and profitability as sales to retail chains are initiated and expanded in 2008.

The following summary provides the highlights of operations for the nine months ended September 30, 2007.

Sales

Sales amounted to  $33,843, $40,541 and $8,476 for the quarters ended March 31, June 30 and September 30, 2007, with cumulative sales for the nine months ending September 30, 2007  of $82,860. For comparative purposes sales for the nine months ended September 30, 2006 amounted to $177,000.

Cost of Sales and Margins

The margins for all quarters were low due to introductory pricing practices.

Operating Expenses

Operating expenses for the quarters ended March 31, June 30, and September 30, 2007 amounted to $448,662, $1,465,601, and $231,267, respectively which included charges of $49,390 and $1,014,210 in each of the first two quarters for the settlements of lawsuits and for consultants paid for with the common stock of the company.   Excluding the expenses associated with the common stock, other operating expenses amounted to $399,272, $451,391 and $231,264 for the quarters ended March 31, June 30, and September 30, 2007 reflecting a trend toward continued reduction in the direct costs of operations.

Liquidity

For the years ended December 31, 2005 and 2006 and for the nine months ended September 30, 2007 we have been wholly dependent upon investment, borrowings and trade debt extensions to support operations.  For 2005 and 2006 and through March 31, 2007 these sources were not sufficient to meet our operational needs. At December 31, 2006 we had negative working capital of $2,108,556 with a decrease in this deficit resulting in a reduced negative working capital at September 30, 2007 of $1,281,466. At December 31, 2005 and 2006, we have classified related party notes payable amounting to approximately $278,221 and $656,440, respectively, as short term debt, although no demands have been made for repayment.

In 2007 we reduced staff and overhead and successfully negotiated settlements with trade and institutional creditors resulting in a reduction in overall liabilities of approximately $608,000. Had this not occurred we would have required an increased level of cash with which to meet the payment obligation.  For the balance of 2007, we  relied on investment funding to support our operations until sales and margins increase sufficiently to support operations.

The table below describes the negative working capital and accumulated deficit balances at the end of 2005, 2006 and the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007.

	Years Ended		Quarters Ended
	December 31, 2005	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007
Working Capital Deficit	$453,876	$2,108,556	$2,130,457	$1,056,948	$1,281,465
Net Loss For the Period	$3,996,701	$6,510,770	$98,290	$1,090,639	$1,439,656
Accumulated Deficit	$7,616,597	$14,127,367	$14,225,658	$15,218,006	$15,567,023

In July 2007 we received $500,000 in cash for stock from Tricon and Texas Atlantic Capital Partners which in conjunction with a conversion to stock of $200,000 in notes by these two organizations provided us with additional liquidity of $700,000. These funds were used to liquidate outstanding debt and support operations allowing us to maintain cash balances approximately equal to one month’s working capital which represented a significant cash improvement for us over prior periods.

In October 2007 we received the final payment of $650,000 from Tricon and Texas Atlantic Partners in exchange for the balance of stock that increased their combined ownership to 51% pursuant to the stock purchase agreement entered into in February 2007. We expect in the fourth quarter of 2007 to reduce liabilities further with this funding but also intend to conserve as much cash as possible to assure a source for our operational cash needs relating to our planned sales into the retail markets.

FUTURE MINIMUM LEASE PAYMENTS

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of twelve months) as of December 31, 2006 are as follows:

Years Ending December 31,
2007 From September 2007 through December 31, 2007	$19,935
2008 From January 1, 2008 through July 31, 2008	$34,238

PEB has no commitments for capital purchases.

New Accounting Pronouncements:

References to the “FASB”, “SFAS” and “SAB” in this Prospectus refer to the “Financial Accounting Standards Board”, “Statement of Financial Accounting Standards”, and the “SEC Staff Accounting Bulletin”, respectively.

In December 2004 the FASB issued SFAS No. 123(R) which revised SFAS No. 123 to require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. A public entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. A nonpublic entity may elect to measure its liability awards at their intrinsic value through the date of settlement. The statement is not effective for small business issuers until the first annual reporting period beginning after December 15, 2005. The Company has adopted the requirements of SFAS No. 123(R) beginning in fiscal 2005.

In November, 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and re-handling costs to be expenses in the current period, regardless if they are abnormal amounts or not. This Statement was adopted by  the Company in the first quarter of 2006 and did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement no. 153 (“SFAS 153”), “Exchanges of Non-monetary Assets,” an amendment of APB Opinion No. 29. SFAS 153 is effective for non-monetary transactions occurring in fiscal periods beginning after June 15, 2005. SFAS 153 generally will no longer allow non-monetary exchanges to be recorded at book value with no gain being recognized. Non-monetary exchanges will be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial substance criterion and fair value is determinable. To prevent gain recognition on exchanges of real estate when the risks and rewards of ownership are not fully transferred, SFAS 153 precludes a gain from being recognized if the entity has significant continuing involvement with the real estate given up in the exchange. This Statement was adopted by us and did not have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154 that establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

FASB Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, issued in September 2006, establishes a formal framework for measuring fair value under GAAP. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for; SFAS No. 123 (R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are: (a) the most important to the portrayal of our financial condition and results of operations, and (b) that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Accounts Receivable and Allowances for Uncollectible Accounts

Credit limits are established through a process of reviewing the financial history and stability of each customer. The Company regularly evaluates the collectibility of our trade receivable balances by monitoring past due balances. If it is determined that a customer will be unable to meet its financial obligation, the Company records a specific reserve for bad debts to reduce the related receivable to the amount that is expected to be recovered. As of December 31, 2006,  the Company determined that an allowance for uncollectible accounts of $2,600 was considered appropriate. No allowance was deemed necessary for the year ended December 31, 2005.  If circumstances related to specific customers deteriorate, our estimates of the recoverability of receivables associated with those customers could materially change.

Inventories

Inventories consist of raw materials, packaging and supplies and finished goods and are valued at the lower of cost (first-in, first-out (FIFO) method) or market.

Revenue Recognition

In accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”), revenues are recognized upon passage of title to the customer, typically upon product pick-up, shipment or delivery to customers. The Company’s revenue arrangements with its customers often include sales incentives and other promotional costs such as coupons, volume- based discounts, slotting fees and off-invoice discounts. These costs are typically referred to collectively as “trade spending.” Under EITF No. 00-14, EITF No. 00-25 and EITF No. 01-09, these costs are recorded when revenue is recognized and are generally classified as a reduction of revenue.

Off-Balance Sheet Arrangements

We do not have any “off balance sheet” agreements.

Going Concern

Our audited financial statements at December 31, 2006 expressed substantial doubt about our ability to continue as a “going concern.” Ultimately, our ability to continue to finance our operations and research and development efforts, as well as profitability, will depend on our ability to secure additional investment and generate sufficient revenue from the sales of our products on an ongoing basis.

Description of Property

Our offices and warehouse consisting of approximately 12,000 square feet of leased space are located at  14822 Venture Drive Dallas, Texas 75234. The lease for the facility expires on July 31, 2008.

FINANCIAL STATEMENTS

See our Financial Statements beginning on F-1 to Consolidated Financial Statements.”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are no disagreements with the accountants regarding accounting and financial disclosure.

Index to Financial Statements:

2007 Unaudited Statements & Notes

Balance sheet as of September 30, 2007	F-1

Statements of operations for the three and nine month periods ended September 30, 2007 and 2006	F-2

Statement of shareholders' deficit for the nine months ended September 30, 2007	F-3

Statements of cash flows for the nine month periods ended September 30, 2007 and 2006	F-4

Notes to financial statements	F-5/F-10

2006 and 2005 Audited Statements & Notes

Report of Independent Registered Public Accounting Firm	F-11

Balance sheet	F-12

Statements of operations	F-13

Statement of shareholders’ deficit	F-14

Statements of cash flows	F-15

Notes to financial statements	F-16/F-23

Pet Ecology Brands, Inc.
Balance Sheets
September 30, 2007
(Unaudited)

Assets

Cash	$30,392
Accounts Receivable	27,721
Inventory	145,096
Current Assets	203,209

Property and Equipment	80,015
Accumulated Depreciation	(80,015)

Assets	$203,209

Liabilities and Shareholders' Deficit

Accounts Payable	$351,630
Accrued Interest, Related Party	138,903
Accrued Settlement Obligation	3,664
Other Accrued Liabilities	134,038
Notes Payable, Related parties	656,440
Short Term Debt	200,000
Current Liabilities	1,484,675

Preferred Stock, $.001 par value, 10,000,000 shares authorized, no shares outstanding	-
Common stock, $.001 par value, 200,000,000 shares authorized,
13,990,623 issued and outstanding	13,990
Additional paid-in capital	14,271,567
Accumulated Deficit	(15,567,023)

Shareholders' Deficit	(1,281,466)

Liabilities and Shareholders' Deficit	$203,209

See the accompanying notes to the financial statements.

Pet Ecology Brands Inc.
Statement of Operations
Unaudited

	Quarter Ended September 30,		Year to Date September 30
	2007	2006	2007	2006

Revenue	$8,476	$48,370	$82,860	$176,857
Cost of Revenue	7,886	26,683	85,141	181,795
Gross Profit (Loss)	590	21,687	(2,281)	(4,938)

Operating Expenses
General and Administrative	298,477	170,641	1,961,542	1,720,747
Consulting	43,846	30,143	62,983	54,613
Research and Development	12,077	-	27,533	27,335
Total Operating Expenses	354,400	200,784	2,052,058	1,802,695

Net Loss From Operations	(353,810)	(179,097)	(2,054,339)	(1,807,633)

Other (Income) Expense
Interest Expense	31,867	23,382	93,472	71,308
Gain From Extinguishment of Debt and Other Income	(55,666)		(708,155)	-
Total Other (Income) Expense	(23,799)	23,382	(614,683)	71,308

Net Loss	$(330,011)	$(202,479)	$(1,439,656)	$(1,878,941)

(Loss) per common share- basic and diluted	$(0.02)	$(0.03)	$(0.13)	$(0.30)

Weighted average common shares outstanding- basic and diluted	13,946,018	6,763,214	10,879,213	6,351,672

See the accompanying notes to the financial statements.

Pet Ecology Brands, Inc.
Statements of Shareholders' Deficit
Nine months ended September 30, 2007
(Unaudited)

	Common Stock		Additional
	Number of		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2006	8,380,841	$8,381	$12,010,430	$(14,127,367)	$(2,108,556)

Issuance of common stock for cash	5,157,282	5,157	1,097,989	-	1,103,146
Issuance of common stock for service	419,167	419	1,063,181	-	1,063,600
Issuance of common shares to settle litigation	33,333	33	99,967	-	100,000
Net loss	-	-	-	(1,439,656)	(1,439,656)

Balance at September 30, 2007	13,990,623	$13,990	$14,271,567	$(15,567,023)	$(1,281,466)

See the accompanying notes to the financial statements.

Pet Ecology Brands, Inc.
Statement of Cash Flows
(Unaudited)
Year to Date September 30,

	2007	2006

Net loss	$(1,439,656)	$(1,878,941)
Adjustments to reconcile net loss to net cash used in operating activities:

Common stock issued for services	1,063,600	-
Common stock issued to settle litigation	100,000	-
Changes in operating assets and liabilities:
Accounts receivable	(18,700)	(26)
Inventory	(41,324)	(60,022)
Other assets	-	(16,722)
Accounts payable and accrued liabilities	(832,379)	266,011
Accounts payable-related parties	(31,299)	-
Net cash used in operating activities	(1,199,758)	(1,689,700)

Cash flows from financing activities:
Proceeds from notes payable	150,000	-
Proceeds from notes payable - related parties	50,000	1,102,446
Payments on notes payable - related parties	(72,997)	(1,249)
Proceeds from issuance of common stock	1,103,147	283,071
Proceeds from subscription receivable	-	117,641
Net cash provided by financing activities	1,230,150	1,501,909

Net change in cash	30,392	(187,791)
Cash at beginning of period	-	193,326
Cash at end of period	30,392	5,535

Supplemental information:
Cash paid for interest	$39,947	$-
Cash paid for taxes	$-	$-
Non Cash Transactions:
Issuance of Common Stock for Notes Payable	$-	$1,000,000

See the accompanying notes to the financial statements.

Pet Ecology Brands, Inc.
Notes to Unaudited Financial Statements
September 30, 2007

Note 1 – Basis of Presentation

The accompanying unaudited interim financial statements of Pet Ecology Brands, Inc. (“PEB”), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in PEB’s Registration statement on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2006, as reported in PEB’s Registration Statement on Form SB-2 have been omitted.

Pet Ecology Brands, Inc.
Notes to Unaudited Financial Statements
September 30, 2007

Note 2 – Going Concern

As shown in the accompanying financial statements, PEB incurred a net loss of $1,439,656 in the first nine months of 2007 and has an accumulated deficit of $15,567,023 and a working capital deficit of $1,281,466 as of September 30, 2007.  These conditions raise substantial doubt as to Pet Ecology Brands, Inc.’s ability to continue as a going concern. Management is attempting to secure additional capital through sales of common and preferred stock to mitigate the working capital deficit as well as reduce the accumulated deficit; however, there can be no assurance that PEB will be successful in raising additional capital or in expanding its sales or operating cash flow.  The financial statements do not include any adjustments that might be necessary if Pet Ecology Brands, Inc. is unable to continue as a going concern.

Note 3 – Notes Payable

Notes payable at September 30, 2007 consisted of notes payable to related parties in the amount of $656,440.  Various officers and shareholders made loans to PEB in the form of cash advances to or payments on behalf of PEB. All of these loans are unsecured and originated in periods prior to December 31, 2005. These loans carry interest rates ranging from 5% to 12%. Interest has been imputed at a rate of 9% on related party loans that do not have a stated interest rate.  In addition, accrued interest outstanding on these notes was $138,903 at September 30, 2007.

Pet Ecology Brands, Inc.
Notes to Unaudited Financial Statements
September 30, 2007

Note 4 – Common Stock and Warrants Outstanding

PEB is authorized to issue 200,000,000 shares of $0.001 par value common stock. All the outstanding common stock is fully paid and non-assessable. Each share of common stock is entitled to one vote.

On October 4, 2007, PEB’s board of directors declared a twelve-for-one reverse stock split of the common stock. Accordingly, all references to number of shares, except shares authorized, and to per share information in the financial statements have been adjusted to reflect the stock split on a retroactive basis.

Summary of stock options to employees:

	Number of Shares Under Option	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at September 30, 2007	1,286,416	$0.03	4.0	$3,659,108

The following table details shares and warrants issued through Sept. 30, 2007:

Shares Issued	Number of Shares	Value

For cash	5,157,282	$1,103,147
For services	419,167	1,063,600
For litigation settlements	33,333	100,000
Total	5,609,782	$2,266,747

Pet Ecology Brands, Inc.
Notes to Unaudited Financial Statements
September 30, 2007

Warrants and Options Issued	Number of Warrants	Value	Weighted Average Exercise Price
In conjunction with an offering	549,631	$121,521	$0.33
For litigation settlements	29,167	80,755	0.60
For services	368,750	604,691	0.67
Totals	947,548	$806,967	$0.47

Warrants issued in conjunction with stock offerings had a relative fair value of $121,521.

Weighted-average variables used in the Black-Scholes option-pricing model used to value these warrants and options include the following values and ranges (1) 3.19 to 5.13% risk-free interest rate, (2) 1 to 5 year expected warrants life, (3) 178 to 222% expected volatility, and (4) zero expected dividends.

Note 5 – Tricon Holdings, L.L.C. and Texas Atlantic Capital Partners, L.L.C.

In 2007, PEB entered into a stock purchase agreement with Tricon Holdings, L.L.C. (“Tricon”) and Texas Atlantic Capital Partners, L.L.C. (“Texas Atlantic”).  Under the amended agreement, which is effective June 30, 2007, Tricon and Texas Atlantic agreed to purchase shares of common stock equal to 51% of PEB’s total outstanding shares for $1,350,000. The purchase is scheduled to occur in two closings. In the first closing, Tricon and Texas Atlantic transferred $500,000 of cash and converted a promissory note with a face amount of $200,000, together with accrued interest thereon, for 4,250,000 shares of common stock.

The second closing occurred on October 12, 2007.  Pursuant to the terms of the amended agreement, Tricon and Texas Atlantic paid additional consideration of $650,000, of which $500,000 was cash and $150,000 represented the assumption of a promissory note entered into in March 2007 with a one year term.  In return, PEB issued 6,061,864 of shares, giving Tricon and Texas Atlantic 51% of the fully-diluted outstanding shares on that date. In addition, Tricon and Texas Atlantic received a restricted warrant entitling them to purchase, at any time within sixty months following the issuance date of October 12, 2007 and payment of $1,000,000, additional shares of common stock amounting to an undiluted 14% of the then outstanding common shares.

Concurrent with the execution of the stock purchase agreement, PEB, Tricon and Texas Atlantic entered into a license agreement (“Tricon License Agreement”), whereby (a)PEB granted to Tricon and Texas Atlantic an exclusive, worldwide license (the “Tricon License”) to manufacture and sell PEB products for home delivery, (b) Tricon and Texas Atlantic paid to PEB the amount of $150,000, and (c) Tricon and Texas Atlantic agreed to pay PEB a royalty equal to twelve (12%) percent of the cost of manufacturing and packaging (but not shipping) any PEB products sold under the Tricon License.

In connection with the Tricon License Agreement, Tricon and Texas Atlantic have (a) formed Pet Ecology Direct, and (b) assigned to Pet Ecology Direct (i) the right to manufacture and sell PEB products pursuant to the Tricon License, and (ii) the obligation to pay the related royalties to PEB.

Note 6 – Commitments and Contingencies

Litigation:

Pet Ecology Brands, Inc. is a defendant in a lawsuit alleging that it owes $580,000 to a plaintiff pursuant to the terms of two promissory notes. We intend to vigorously defend the litigation and are confident that no factual basis exists for the amounts alleged to be owed under the terms of these notes.

Pet Ecology Brands, Inc.
Notes to Unaudited Financial Statements
September 30, 2007

At December 31, 2006, PEB was a defendant in a lawsuit filed in the District Court of Dallas County, Texas alleging that stock certificates represented as being owned by the plaintiffs were wrongfully cancelled. The plaintiffs were seeking damages of $3,451,034. In June 2007, the suit was settled through the issuance of 33,334 shares of common stock and 29,167 warrants to purchase common stock.  The shares and warrants were valued at $180,755, which was accrued and expensed at December 31, 2006. Weighted-average variables used in the Black-Scholes option-pricing model used to value these warrants include (1) 4.62% risk-free interest rate, (2) 2 year expected warrants life, (3) 178% expected volatility, and (4) zero expected dividends.

In 2007, we entered into agreements with trade and institutional creditors to settle outstanding amounts of $755,401 for $272,063 in cash.  PEB realized a gain on settlement in the amount of $483,338.

In April 2007, PEB settled its bank loan obligation by paying $25,000 in satisfaction of all principal and accrued interest outstanding.  In connection with this settlement, we realized a gain on extinguishment of debt in the amount of $88,313 in April 2007, which represents the difference between the payment and the principal and accrued interest outstanding on the date of payment.

In September 2007, we were sued by two former employees. Both suits allege wrongful termination and seek specific performance related to the provisions of their respective employment contracts. The first suit alleges entitlement to monetary compensation of $160,000. The second suit alleges entitlement to monetary compensation of $250,000 and 166,667 shares of our common stock, as well as the continuation of medical benefits through November 6, 2008, the end of an alleged contract period. One employee was terminated in 2006 and the other in 2007. We intend to strongly contest both claims and believe that neither suit has merit nor the circumstances leading to the terminations obviate any claims.

Pet Ecology Brands, Inc.
Notes to Unaudited Financial Statements
September 30, 2007

Note 7 - Subsequent Events
The following events occurred subsequent to September 30, 2007.

Reverse Stock Split

As described in Note 4, on October 4, 2007, PEB’s board of directors declared a twelve-for-one reverse stock split of the company’s common stock. This created sufficient common stock availability under PEB’s current authorization to issue the shares necessary to allow for the completion on October 12, 2007 of the Tricon Holdings LLC and Texas Atlantic Capital Partners LLC stock purchase as more fully described in Note 5.

Employment Agreements

PEB and Ralph J. Steckel, President and Chief Executive Officer of the Company, agreed to a five year employment agreement which was effective as of December 10, 2007. Pursuant to such agreement, Mr. Steckel will (a) receive an annual salary of $120,000, (b) be granted options to purchase 2,250,000 shares of common stock at $1.80 per share (as to 1,250,000 shares of common stock underlying these options, the vesting periods have not yet expired) (c) receive an auto allowance of $500 per month, and (d) be entitled to various other benefits.

In similar fashion, PEB and Robert J. Salluzzo, Chief Operating Officer and Chief Financial Officer of the Company, have agreed to a three year employment agreement which was effective as of December 10, 2007. Pursuant to such agreement, Mr. Salluzzo will (a) be paid an annual salary of $120,000 (although Mr. Salluzzo is currently being paid an annual salary of $90,000) (b) be granted options to purchase 550,000 shares of common stock at $1.80 per share (as to 450,000 shares of common stock underlying these options, the vesting periods have not yet expired), (c) receive an auto allowance of $500 per month and (d) be entitled to various other benefits.

Option Issuances

Subsequent to September 30, 2007 the Company issued the following options

	Number of Options	Exercise Price	Value
In conjunction with employment contracts	3,400,000	$1.80	$6,759,705

For services	41,500	$1.20	$76,574

Other

The Board of Directors of the Company in December extended the expiration date of 333,333 warrants held by an outside investor from December 31, 2007 to January 31, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pet Ecology Brands, Inc.
Dallas, Texas

We have audited the accompanying balance sheets of Pet Ecology Brands, Inc. as of December 31, 2006 and 2005, and the statements of operations, shareholders’ deficit, and cash flows for the two years then ended.  These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pet Ecology Brands, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Pet Ecology Brands, Inc. will continue as a going concern.  As discussed in Note 2 to the financial statements, Pet Ecology Brands has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are described in Note 2.  The financial statements so not include any adjustments that might result from the outcome of this uncertainty.

Malone & Baily, PC
www.malone-bailey.com
Houston, Texas

January 14, 2008

Pet Ecology Brands, Inc.
Balance Sheets

	December 31,	December 31,
Assets	2006	2005

Cash	$-	$193,325
Accounts receivable	9,021	13,059
Inventory	103,772	-
Total current assets	112,793	206,384

Other assets	-	58,298

Total assets	$112,793	$264,682

Liabilities and Shareholders' Deficit

Accounts payable	$1,045,497	$134,307
Accounts payable-related parties	31,299	22,500
Accrued interest	132,068	89,150
Accrued settlement obligation	187,895	-
Other accrued liabilities	95,153	63,085
Notes payable	72,997	72,997
Notes payable - related parties	656,440	278,221
Total current liabilities	2,221,349	660,260

Commitments and contingencies

Shareholders' Deficit

Preferred stock, $.001 par value, 10,000,000 shares authorized,
no shares outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized,
8,380,841 and 5,807,342 issued and outstanding	8,381	5,807
Subscription receivable	-	(117,641)
Additional paid-in capital	12,010,430	7,332,853
Accumulated deficit	(14,127,367)	(7,616,597)

Total shareholders' deficit	(2,108,556)	(395,578)

Total liabilities and shareholders' deficit	$112,793	$264,682

See the accompanying notes to the financial statements.

Pet Ecology Brands, Inc.
Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005

Revenue	$199,136	$44,250
Cost of sales	54,618	156,530
Gross profit (loss)	144,518	(112,280)

Operating expenses:
Consulting	3,062,835	2,811,925
Selling, general and administrative	3,441,103	927,010
Depreciation	27,773	50,357
Research and development	27,335	9,491
Total operating expenses	6,559,046	3,798,783

Net loss from operations	(6,414,528)	(3,911,063)

Other expense:
Interest expense	(96,242)	(88,937)
Gain on extinguishment of debt	-	3,299
Total other expense	(96,242)	(85,638)

Net loss	$(6,510,770)	$(3,996,701)

Net loss per share:
Basic and diluted	$(1.00)	$(0.86)
Weighted average shares outstanding:
Basic and diluted	6,534,630	4,644,115

See the accompanying notes to the financial statements.

Pet Ecology Brands, Inc.
Statements of Shareholders' Deficit
For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional
	Number of		Paid-in	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance at December 31, 2004	4,307,957	$4,308	$4,942,188	$(1,949,920)	$(3,619,896)	$(623,320)

Common stock for services - employees	717,480	717	1,428,548	-	-	1,429,265
Common stock for debt	349,471	349	455,870	-	-	456,219
Common stock for cash	603,631	604	691,146	-	-	691,750
Receipt of cash for subscription receivable	-	-	-	536,464	-	536,464
Cancellation of common stock	(311,281)	(311)	(1,413,145)	1,413,456	-	-
Subscription receivable	140,084	140	117,501	(117,641)	-	-
Fair value of warrants issued for services	-	-	1,009,903	-	-	1,009,903
Fair value of employee stock options issued	-	-	100,842	-	-	100,842
Net loss	-	-	-	-	(3,996,701)	(3,996,701)

Balance at December 31, 2005	5,807,342	$5,807	$7,332,853	$(117,641)	$(7,616,597)	$(395,578)

Common stock for services - employees	743,652	744	1,395,000	-	-	1,395,744
Common stock for debt	451,389	451	999,549	-	-	1,000,000
Common stock for cash	1,378,458	1,379	390,695	-	-	392,074
Receipt of cash for subscription receivable	-	-	-	117,641	-	117,641
Fair value of warrants issued for services	-	-	900,466	-	-	900,466
Fair value of employee stock options issued	-	-	991,867	-	-	991,867
Net loss	-	-	-	-	(6,510,770)	(6,510,770)

Balance at December 31, 2006	8,380,841	$8,381	$12,010,430	$-	$(14,127,367)	$(2,108,556)

See the accompanying notes to the financial statements.

Pet Ecology Brands, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005

	2006	2005

Net loss	$(6,510,770)	$(3,996,701)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,773	50,357
Common stock issued for services	1,395,744	1,429,265
Options and warrants for services	1,892,333	1,110,745
Changes in operating assets and liabilities:
Accounts receivable	4,038	(13,059)
Inventory	(103,772)	-
Other assets	58,298	(58,298)
Accounts payable and accrued liabilities	1,151,571	117,902
Accounts payable-related parties	31,299	-
Net cash used in operating activities	(2,053,486)	(1,359,789)

Cash flows from investing activities:
Purchase of fixed assets	(27,773)	(50,292)
Net cash flows used in investing activities	(27,773)	(50,292)

Cash flows from financing activities:
Proceeds from notes payable - related parties	1,464,219	594,298
Payments on notes payable - related parties	(86,000)	(178,253)
Proceeds from issuance of common stock	392,074	641,750
Proceeds from subscription receivable	117,641	536,464
Proceeds from bank loan	-	5,000
Repayment on bank loan	-	(3,751)
Net cash provided by financing activities	1,887,934	1,595,508

Net decrease in cash	(193,325)	185,427
Cash at beginning of period	193,325	7,898
Cash at end of period	$-	$193,325

Supplemental information:
Cash paid for interest	$-	$-
Cash paid for taxes	-	-

Non-cash transactions:
Subscription receivable	$-	$117,641
Cancellation of common stock	-	1,413,456
Issuance of common stock for notes payable	1,000,000	623,860

See the accompanying notes to the financial statements.

Pet Ecology Brands, Inc.
Notes to Financial Statements

Note 1 – Summary of Significant Accounting Policies

Nature of operations– Pet Ecology Brands, Inc. (“PEB”), based in Dallas, Texas, and incorporated in 1996, has been developing, manufacturing, and marketing products for pets that are environmentally and technologically advanced, earth-friendly, and safe. PEB’s focus to date has been on the creation of two lightweight, flushable and odor free cat litters, one of which is capable of indicating sickness. In addition, Pet Ecology has developed a line of fat free treats for dogs. PEB holds patents on its cat litter products and has patents pending on the fat free dog treats.

Use of estimates– In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the Balance Sheets and revenue and expenses in the Statements of Operations. Actual results could differ from those estimates.

Cash and cash equivalents– Cash and cash equivalents are composed of demand deposits with banks and short-term cash investments with initial maturities of three months or less.

Inventories - Inventories, consisting primarily of finished goods available for sale and packaging materials, are stated at the lower of cost or market, and determined on the first-in, first-out method.

Revenue recognition– Revenue is recognized when title and risk of loss have been transferred, collectibility is reasonably assured, and pricing is fixed or determinable, which occurs primarily when product has been shipped.

Cost of sales - Cost of sales consists primarily of all direct product costs including packaging as well as all associated costs of freight for shipment to a respective customer.

Provision for losses on uncollectible receivables - The provision for losses on uncollectible accounts receivables are determined principally on the basis of specific identification and past collection experiences. The allowance for doubtful accounts on accounts receivable balances was $2,600 at December 31, 2006. There was no provision required as of December 31, 2005.

Property and equipment– Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

Impairment of long-lived assets– Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” If the carrying value of the long-lived asset exceeds the undiscounted estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

Concentration of credit risk - Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and accounts receivables.

Cash and cash equivalents are concentrated primarily in two banks in the United States. At times, such deposits could be in excess of insured limits. Management believes that the financial institutions that hold PEB's financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

Credit is granted primarily based on an evaluation of the customer’s financial condition and no collateral is required. Exposure to losses on these receivables is principally dependent on each customer’s financial condition. We control our exposure to credit risk through monitoring procedures and the establishment of appropriate allowances for anticipated losses.

Pet Ecology Brands, Inc.
Notes to Financial Statements

Major customers– One major customer comprised 20% of sales for the year ended December 31, 2006. There were no other customers that comprised greater than 10% of the total revenues during that period. Revenues in 2005 were not significant.

Basic and diluted net loss per share– The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding plus the impact of potentially dilutive securities, adjusted on an "as if converted" basis. For the years ended December 31, 2006 and 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Fair value of financial instruments - For financial instruments including cash, accounts receivable, accounts payable, accrued expenses and notes payable, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

Income taxes– Deferred tax assets and liabilities are recognized based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be reversed. A valuation allowance is provided for deferred tax assets when realization of such assets is not considered likely.

Stock-based compensation– Prior to January 1, 2005, stock-based employee compensation arrangements were accounted for in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.”

In December 2004, the FASB issued SFAS No. 123R, which revises SFAS No. 123 "Accounting for Stock Based compensation," and supersedes APB No. 25 and its related interpretations.  SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award.

In 2005, PEB elected to early-adopt the provisions of SFAS No. 123R. As a result, share-based compensation has been recognized using the fair-value model of SFAS No. 123R in the financial statements for 2006 and 2005.

Common stock is issued as compensation to employees and outside consultants for services rendered. These shares are measured based on the grant-date fair value of those equity instruments. That cost is recognized as compensation or consulting expense over the requisite service period (often the vesting period).

Employee stock options issued for services:

The weighted average fair value of the employee stock options granted during fiscal 2006 and 2005 was $0.84 and $2.04, respectively.  For 2006, the weighted-average variables used in the Black-Scholes option-pricing model include (1) 4.7% risk-free interest rate, (2) 5.0 year expected option life, (3) 223% expected volatility, and (4) zero expected dividends.  For 2005, the weighted-average variables used in the Black-Scholes option-pricing model include (1) 4.3% risk-free interest rate, (2) 1.9 year expected option life, (3) 279% expected volatility, and (4) zero expected dividends.

Pet Ecology Brands, Inc.
Notes to Financial Statements

Stock warrants issued for services:

The weighted average fair value of the stock warrants granted for services during fiscal 2006 and 2005 was $2.04 and $2.04, respectively.  For 2006, the weighted-average variables used in the Black-Scholes option-pricing model for 2006 include (1) 4.9% risk-free interest rate, (2) 0.6 year expected warrant life, (3) 246% expected volatility, and (4) zero expected dividends. For 2005, the weighted-average variables used in the Black-Scholes option-pricing model include (1) 4.3% risk-free interest rate, (2) 4.5 year expected warrant life, (3) 278% expected volatility, and (4) zero expected dividends.

Recently issued accounting pronouncements– We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Note 2 – Going Concern

As shown in the accompanying financial statements, PEB incurred net losses of $6,510,770 and $3,996,701 for the years ended December 31, 2006 and 2005, respectively, and has an accumulated deficit of $14,127,367 and a working capital deficit of $2,108,556 as of December 31, 2006. In addition, PEB defaulted on a bank loan. These conditions raise substantial doubt as to Pet Ecology Brands, Inc.’s ability to continue as a going concern. Management is attempting to secure additional capital through sales of common and preferred stock to mitigate the working capital deficit as well as reduce the accumulated deficit; however, there can be no assurance that PEB will be successful in raising additional capital or in expanding its sales or operating cash flow.  The financial statements do not include any adjustments that might be necessary if Pet Ecology Brands, Inc. is unable to continue as a going concern.

Note 3 – Property and Equipment

Property and equipment at December 31, 2006 and 2005 consisted of:

	December 31, 2006	December 31, 2005

Furniture and Fixtures	$15,329	$14,734
Computers and Software	46,224	19,046
Warehouse	18,462	18,462
Subtotal	80,015	52,242
Less: Accumulated depreciation	(80,015)	(52,242)
Net property and equipment	$–	$–

Property and equipment are recorded at cost of $80,015 and $52,242 at December 31, 2006 and 2005. All assets were fully depreciated at the end of each respective year. Property and equipment are depreciated using the straight-line method over the useful life of the asset, ranging from three to seven years.

Note 4 – Notes Payable

Notes payable at December 31, 2006 and 2005 consisted of:

	December 31, 2006	December 31, 2005

Notes payable to bank	$72,997	$72,997
Notes payable to related parties	656,440	278,221
	$729,437	$351,218

Pet Ecology Brands, Inc.
Notes to Financial Statements

On February 1, 2002, a loan agreement was entered into with a local bank to borrow $69,535. The loan, which is secured by our accounts receivables and the personal guarantees of corporate officers, was due on March 31, 2003 and is currently in default. The loan carried an annual fixed interest rate of 9% and “post maturity rate” of 18%. Subsequent to the initial borrowing, the bank loaned an additional $5,000 to PEB, a portion of which was repaid in previous years. The principal amount outstanding at December 31, 2006 and 2005 was $72,997. In addition, accrued interest on this loan was $36,831 and $23,863 at December 31, 2006 and 2005, respectively.  (See Note 8)

Various officers and shareholders made loans to PEB in the form of cash advances to or payments on behalf of PEB. All of these loans are unsecured and originated in periods prior to December 31, 2005. These loans carry interest rates ranging from 5% to 12%. Interest has been imputed at a rate of 9% on related party loans that do not have a stated interest rate. The principal amount outstanding on related party notes at December 31, 2006 and 2005 was $656,440 and $278,221, respectively. In addition, accrued interest outstanding on these notes was $95,237 and $65,287 at December 31, 2006 and 2005, respectively.

Note 5 - Income Taxes

PEB follows SFAS 109 to account for income taxes, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $8,327,851 at December 31, 2006, and will expire in various years through 2026. The difference between the effective tax rate and the statutory tax rate is primarily due to the valuation allowance. Pursuant to Section 382 of the Internal Revenue Code, a change in ownership of PEB may create limitations on the utilization of these net operating losses.

Deferred tax assets consisted of the following:

Deferred tax assets:	December 31, 2006	December 31, 2005

Benefit from carryforward of net operating losses	$2,831,469	$1,735,754
Less: valuation allowance	(2,831,469)	(1,735,754
Net deferred tax asset	$–	$–

Note 6 – Common Stock and Warrants Outstanding

PEB is authorized to issue 200,000,000 shares of $0.001 par value common stock. All the outstanding common stock is fully paid and non-assessable. Each share of common stock is entitled to one vote.

On October 4, 2007, PEB’s board of directors declared a twelve-for-one reverse stock split of the common stock. Accordingly, all references to number of shares, except shares authorized, and to per share information in the financial statements have been adjusted to reflect the stock split on a retroactive basis.

2005 equity transactions:

During 2005 the following common stock issuances were made:

For services– 717,480 shares of common stock were issued and valued at $1,429,265 based on the quoted market price of the stock on the date of grant.

For cash settled through reduction of existing debt – Certain debt holders participated in a stock offering purchasing 476,191 shares under a subscription agreement for total proceeds of $542,857.  These debt holders authorized PEB to reduce its indebtedness to them by an amount equivalent to the proceeds that PEB would have otherwise received from their subscription.  As a result, outstanding debt was reduced by a total of $425,216. The excess proceeds of $117,641 was recorded as a subscription receivable, which was collected in 2006.

Pet Ecology Brands, Inc.
Notes to Financial Statements

For debt settlement– 13,363 shares of common stock valued at $31,003 were issued in settlement of debt.  The value of the shares was based upon the quoted market price of the stock at the date of issuance.

For cash– 603,630 shares of common stock were issued for cash of $691,750. The price per share ranged from $0.84 per share to $3.00 per share.  Additional shares were issued for $536,464 in cash pursuant to a subscription agreement entered into in 2004. The shares to be sold under this agreement were not fully subscribed, and accordingly the unpaid balance of the shares issued under the subscription agreement was returned and cancelled resulting in a cancellation of 311,281 shares valued at $1,413,456, which reduced common stock and additional paid-in capital by $311 and $1,413,145, respectively. The value was determined using the original subscription price.

In addition, during 2005, the following options and warrants were issued:

Options to employees– 50,333 stock options valued at $100,842 were issued to employees for services. The options vested immediately and the total value was recognized as expense in 2005. The fair value of these options was determined using a Black-Scholes model.

Warrants to non-employees– 492,167 stock warrants valued at $1,009,903 were issued to non-employees for services. The warrants vested immediately and the total value was recognized as expense in 2005. The fair value of these warrants was determined using a Black-Scholes model.

Other warrants – 823,810 warrants were issued in connection with stock offerings. These warrants had a aggregate relative fair value of $526,233 on the date of issuance.  The fair value of these warrants was determined using a Black-Scholes model.

During 2006 the following common stock issuances were made:

For services– 743,652 shares of common stock valued at $1,395,744 based on the quoted market price of the stock on the date of grant.

For cash settled through reduction of existing debt – Certain debt holders participated in a stock offering purchasing 451,389 shares under a subscription agreement for total proceeds of $1,000,000. In settlement for the purchased shares, the debt holders authorized PEB to reduce its indebtedness to them by an amount equivalent to the proceeds that PEB would have otherwise received from their subscription.  As a result,  outstanding debt was reduced by a total of $1,000,000.

For cash– 1,378,458 shares of common stock were issued for cash of $392,074. The price ranged from less than $0.12 per share to $1.44 per share.

In addition, during 2006, the following options and warrants were issued:

Options to employees– 1,263,083 stock options valued at $991,867 were issued to employees for services. The options vested immediately and the total value was recognized as expense in 2006. The fair value of these options was determined using a Black-Scholes model.

Warrants to non-employees– 430,199 stock warrants valued at $900,466 were issued to non-employees for services. The warrants vested immediately and the total value was recognized as expense in 2006. The fair value of these warrants was determined using a Black-Scholes model.

Other warrants – 827,500 warrants were issued in connection with stock offerings. These warrants had a aggregate relative fair value of $133,912 on the date of issuance.   The fair value of these warrants was determined using a Black-Scholes model.

Pet Ecology Brands, Inc.
Notes to Financial Statements

Summary of warrants to non-employees:

	Number of Shares Under Warrant	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2005	20,077	$0.96

Granted	1,315,976	1.97
Exercised	(271,429)	1.44
Forfeited	(9,000)	0.036
Outstanding at December 31, 2005	1,055,624	$2.11

Granted	1,257,699	1.16
Exercised	(961,990)	1.01
Forfeited	(53,833)	1.93
Outstanding at December 31, 2006	1,297,500	$2.01	2.2	$57,204

Summary of stock options to employees:

	Number of Shares Under Option	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2005	1,667	$ 0.03

Granted	50,333	0.03
Exercised	-	-
Forfeited	(22,667)	0.03
Outstanding at December 31, 2005	29,333	0.03

Granted	1,263,076	0.03
Exercised	-	-
Forfeited	(7,666)	0.03
Outstanding at December 31, 2006	1,284,743	$ 0.03	4.9	$961,614

Pet Ecology Brands, Inc.
Notes to Financial Statements

Note 7 – Commitments and Contingencies

Leases:

Approximately 11,369 square feet of combined office and warehouse space is leased by PEB. The term of the lease is from January 1, 2003 to July 31, 2008. The payments required in the future are as follows: $58,695 in 2007 and $34,238 in 2008. These payments reflect the most recent proportionate share of the common area maintenance, taxes and insurance, however these charges are subject to change.

Litigation:

Pet Ecology Brands, Inc. is a defendant in a lawsuit alleging that it owes $580,000 to a plaintiff pursuant to the terms of two promissory notes. We intend to vigorously defend the litigation and are confident that no factual basis exists for the amounts alleged to be owed under the terms of these notes.

At December 31, 2006, PEB was a defendant in a lawsuit filed in the District Court of Dallas County, Texas alleging that stock certificates represented as being owned by the plaintiffs were wrongfully cancelled. The plaintiffs were seeking damages of $3,451,034. In June 2007, the suit was settled through the issuance of 33,334 shares of common stock and 29,167 warrants to purchase common stock.  The shares and warrants were valued at $180,755, which was accrued and expensed at December 31, 2006. Weighted-average variables used in the Black-Scholes option-pricing model used to value these warrants include (1) 4.62% risk-free interest rate, (2) 2 year expected warrants life, (3) 178% expected volatility, and (4) zero expected dividends.

At December 31, 2006, PEB has also had two judgments outstanding for non-payment of vendor invoices in the aggregate amount of $31,800, all of which was accrued in accounts payable as of December 31, 2006.  Both judgments were settled in 2007 for $31,800.

Note 8- Subsequent Events

Tricon Holdings, L.L.C. and Texas Atlantic Capital Partners, L.L.C.

Subsequent to December 31, 2006, PEB entered into a stock purchase agreement with Tricon Holdings,L.L.C. (“Tricon”) and Texas Atlantic Capital Partners, L.L.C. (“Texas Atlantic”).  Under the amended agreement, which is effective June 30, 2007, Tricon and Texas Atlantic agreed to purchase shares of common stock equal to 51% of PEB’s total outstanding shares for $1,350,000. The purchase  occurred in two closings. In the first closing, Tricon and Texas Atlantic transferred $500,000 of cash and converted a promissory note with a face amount of $200,000, together with accrued interest thereon, for 4,250,000 shares of common stock.

The second closing occurred on October 12, 2007.  Pursuant to the terms of the amended agreement, Tricon and Texas Atlantic paid additional consideration of $650,000, of which $500,000 was cash and $150,000 represented the assumption of a promissory note entered into in March 2007 with a one year term.  In return, PEB issued 6,061,864 of shares, giving Tricon and Texas Atlantic 51% of the fully-diluted outstanding shares on that date. In addition, Tricon and Texas Atlantic received a restricted warrant entitling them to purchase, at any time within sixty months following the issuance date of October 12, 2007 and payment of $1,000,000, additional shares of common stock amounting to an undiluted 14% of the then outstanding common shares.

Concurrent with the execution of the stock purchase agreement, PEB, Tricon and Texas Atlantic entered into a License Agreement (“Tricon License Agreement”), whereby (a) PEB granted to Tricon and Texas Atlantic an exclusive, worldwide license (the “Tricon License”) to manufacture and sell PEB products for home delivery, (b) Tricon and Texas Atlantic paid to PEB the amount of $150,000, and (c) Tricon and Texas Atlantic agreed to pay PEB a royalty equal to twelve percent (12%) of the cost manufacturing and packaging (but not shipping) any PEB products sold under the Tricon License.

In connection with the Tricon License Agreement, Tricon and Texas Atlantic have (a) formed Pet Ecology Direct, and (b) assigned to Pet Ecology Direct (i) the right to manufacture and sell PEB products pursuant to the Tricon License and (ii) the obligation to pay the related royalties to PEB.

Employment Agreements

Subsequent to September 30, 2007, PEB entered into employment agreements with two members of management.

PEB and Ralph J. Steckel, President and Chief Executive Officer of the Company, agreed to a five year employment agreement which was effective as of December 10, 2007.  Pursuant to such agreement, Mr. Steckel will (a) be paid an annual salary of $120,000, (b) be granted options to purchase 2,250,000 shares of our common stock at $1.80 per share (as to 1,250,000 shares of common stock underlying these options, the vesting periods have not yet expired), (c) receive an auto allowance of $500 per month, and (d) be entitled to various other benefits.

PEB and Robert J. Salluzzo, Chief Operating Officer and Chief Financial Officer of the Company, have agreed to a three year employment agreement which was effective as of December 10, 2007.  Pursuant to such agreement, Mr. Salluzzo will (a) be paid an annual salary of $120,000, (b) be granted options to purchase 550,000 shares of our common stock at $1.80 per share (as to 450,000 shares of common stock underlying these options, the vesting periods have not yet expired), (c) receive an auto allowance of $500 per month, and (d) be entitled to various other benefits.

Pet Ecology Brands, Inc.
Notes to Financial Statements

Equity and Warrant Issuances Subsequent to December 31, 2006

The following table details shares and warrants issued subsequent to December 31, 2006:

Shares Issued	Number of Shares	Value

For Cash	853,929	$319,847
Tricon and Texas Atlantic	10,311,864	1,350,000
For Services	452,500	1,130,268
For Litigation Settlements	33,333	100,000
Total	11,651,626	$2,900,115

Warrants and Options Issued	Number of Warrants	Value	Weighted Average Exercise Price
In conjunction with an offering	549,631	$121,521	$0.33
For Litigation Settlements	29,167	80,755	0.60
For services	3,810,250	7,440,970	1.68
Totals	4,389,048	$7,643,246	$1.51

Warrants issued in conjunction with stock offerings had a relative fair value of $121,521.

Weighted-average variables used in the Black-Scholes option-pricing model used to value these warrants and options include (1) 3.19 to 5.13% risk-free interest rate, (2) 1 to 5 year expected warrants life, (3) 178 to 222% expected volatility, and (4) zero expected dividends.

In December 2007, PEB extended the expiration date of 333,333 warrants held by an outside investor from December 31, 2007 to January 31, 2008.

Litigation and other matters

After December 31, 2006, we entered into agreements with trade and institutional creditors to settle outstanding amounts of $755,401 for $272,063 in cash.  PEB realized a gain on settlement in the amount of $483,338.

In April 2007, PEB settled its bank loan obligation by paying $25,000 in satisfaction of all principal and accrued interest outstanding.  In connection with this settlement, we realized a gain on extinguishment of debt in the amount of $88,313 in April 2007, which represents the difference between the payment and the principal and accrued interest outstanding on the date of payment.

In September 2007, we were sued by two former employees. Both suits allege wrongful termination and seek specific performance related to the provisions of their respective employment contracts. The first suit alleges entitlement to monetary compensation of $160,000. The second suit alleges entitlement to monetary compensation of $250,000 and 166,667 shares of our common stock, as well as the continuation of medical benefits through November 6, 2008, the end of an alleged contract period. One employee was terminated in 2006 and the other in 2007. We intend to strongly contest both claims and believe that neither suit has merit and the circumstances leading to the terminations obviate any claims.

PET ECOLOGY, INC.
10,670,191 SHARES OFCOMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Texas Business Corporation Law and the Texas Business Organizations Code (collectively referred to as the “Texas Laws”) allow corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan,

Under the Texas Laws, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding.

A Texas corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding.

Under the Texas Laws, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our Bylaws provide that each officer and director of the Company shall not be liable to the Company for errors in judgment or other acts or omissions and shall be indemnified by the Company against any losses or liabilities that such person may incur as a result of the manner in which such person operated the business or affairs of the Company, whether or not such person continues to be a director or officer of the Company at the time of incurring such losses or liabilities; provided , however, that such person may be liable and shall not be indemnified as to acts or omissions amounting to gross negligence op willful misconduct. The foregoing is shall be in addition to all other rights to which such officer or director may be entitled as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under these provisions, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$599.46
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$2,500
Accounting fees and expenses	$15,000
Legal fees and expense	$45,000
Blue Sky fees and expenses	$0
Miscellaneous	$2,500
Total	$55,599.46

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

All of the transactions discussed below have been adjusted to reflect the 1 for 12 reverse stock split that the Company implemented in September, 2007.

Pursuant to an offering which commenced in September, 2004 and was completed in November, 2004, we issued 497,053 shares of our common stock, at prices ranging from $1.2329 per share to $3.00 per share, to two persons for a total consideration of $627,544. Such transactions were private placements of securities effectuated in reliance upon the applicable exemption from registration under Rule 506 under the Securities Act.

During the months from May to December in 2004, we issued 527,410 shares of our common stock, at prices ranging from $0.03 to $3.00 per share, to 34 persons for a total consideration of $179,539. Such transactions were private placements of securities effectuated in reliance on applicable exemptions from registration under Section 4(2) of the Securities Act.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Pursuant to an offering which commenced in January, 2005 and was completed in August, 2006, we issued 634,708 shares of our common stock, at prices ranging from $1.20 per share to $1.50 per share, to eight persons for a total cash consideration of $861,478. In addition, as part of these transactions, we also issued warrants to purchase 441,666 shares of our common stock at $2.16 per share. Such transactions were private placements of securities effectuated in reliance upon the applicable exemption from registration under Rule 506 under the  Securities Act.

Pursuant to an offering which commenced in July, 2005 and was completed in September, 2005, we issued 297,620 shares of our common stock, at $0.84 per share, to four persons for a total cash consideration of $250,000. Such transactions were private. In addition, as part of these transactions, we also issued warrants to purchase 297,620 shares of our common stock at $1.44 per share. Such transactions were effectuated in reliance upon the applicable exemption from registration under Rule 504 under the Securities Act.

In 2005, we issued 271,429 shares of our common stock, at $1.44 per share, to four persons, for a total consideration of $390,857, in connection with warrants being exercised. Such warrants had been issued by PEB pursuant to the PEB offering earlier in 2005 under Rule 504 of the Securities Act. The issuance of such securities was effectuated in reliance on applicable exemptions from registration under Rule 504 under the Securities Act.

In 2005, we issued 791,616 shares of our common stock, at prices ranging from $0.84 per share to $3.36 per share, to 22 persons for  a total consideration of $1,514,018. Such transactions were private placements of securities effectuated in reliance on applicable exemptions from registration under Section 4(2) of the Securities Act.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Pursuant to an offering which commenced in February, 2006 and was completed in December, 2006, we issued 1,022,024 shares of our common stock to three persons, at prices ranging from $1.12 per share to $2.40 per share, for a total consideration of $1,027,714. In addition, as part of these transactions, we also issued warrants to purchase 9,300,000 shares of our common stock at prices ranging from $0.02 to $2.40 per share. The issuance of such securities was effectuated in reliance on applicable exemptions from registration under Rule 504 under the Securities Act.

Pursuant to an offering which commenced in December, 2006, and was completed in June, 2007, we issued 683,429 shares of our common stock to 17 persons, for $0.60 per share, for a total consideration of $410,057. In addition, as part of these transactions, we also issued warrants to purchase 301,715 shares of our common stock at $1.20 per share. The issuance of such securities was effectuated in reliance on applicable exemptions from registration under Rule 506 under the Securities Act.

In 2006, we issued 731,169 shares of our common stock to 20 persons, at prices ranging from $0.03 per share to $4.92 per share, for a total consideration of $1,321,896. Such transactions were private placements of securities effectuated in reliance on applicable exemptions from registration under Section 4(2) of the Securities Act.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

In 2006, we issued 530,601 shares of our common stock to five persons, at prices ranging from $0.02 per share to $1.44 per share, for a total consideration of $50,360 in connection with warrants being exercised. Such warrants had been previously issued by PEB pursuant to exemptions from registration under the Securities Act. The issuance of such securities was effectuated in reliance on applicable exemptions from registration under Section 4 (2) of the Securities Act.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

In February, 2007, we issued 41,667 shares of our common stock to one person. at the price of $0.12 per share, for a total consideration of $5,000. Such transaction was effectuated in reliance on applicable exemption from registration under Rule 504 under the Securities Act.

  In 2007 (through October, 2007) we issued 160,832 shares of our common stock to seven persons, at prices ranging from $1.20 per share to $3.24 per share, for a total consideration of $260,000. Such transactions were private placements of securities effectuated in reliance on applicable exemptions from registration under Section 4(2) of the Securities Act.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

  In 2007 (through October, 2007) we issued 538,001 shares of our common stock to six persons, at prices ranging from $0.0203 per share to $1.20 per share, for a total consideration received of $150,290, in connection with the exercise of warrants previously issued by PEB. Such transactions were effectuated in reliance on applicable exemptions from registration under Section 4 (2) of the Securities Act.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Pursuant to the Stock Purchase Agreement dated February 26, 2007 (the “Tricon SPA”) with Tricon Holdings, LLC, a limited liability company formed in Florida (“Tricon”), and Texas Atlantic Capital Partners, LLC, a limited liability company formed in Nevada (“Texas Atlantic”), in 2007, we have issued or agreed to issue securities to Tricon and Texas Atlantic as follows: (a) 4,250,000 shares of our common stock, (b) are obligated to issue an additional 6,089,616 shares of our common stock, (c) warrants entitling Tricon and Texas Atlantic to purchase up to 14% of the issued an outstanding shares of PEB common stock (at the time of exercise), for $1,000,000 (the Tricon Warrants currently involve 2,838,326 shares of our common stock) , and (d) such number of additional hares of common stock of PEB as shall equal 51% of the issued and outstanding shares of common stock of PEB, on as fully diluted basis (after given effect to all shares of PEB common stock that PEB was obligated to issue, or might become obligated to issue, pursuant to any and all options, warrants, convertible securities, or other commitments of the PEB, written or unwritten, then in existence). These transactions were executed in reliance on applicable exemptions from registration available under Section 4 (2) of the Securities Act.  See the “Overview – Recent Events” section of the Prospectus for more information about this transaction.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

In July, 2007, the Company agreed to issue 33,334 shares of its common stock to in connection with the settlement of a lawsuit. Such transaction was effectuated in reliance on applicable exemptions from registration under Section 4 (2) of the Securities Act.  The issuance of these securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed party is a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to one investor. In addition, the above listed party had the necessary investment intent as required by Section 4(2) since such party agreed to receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

In connection with Employment Agreements, effective as of December 10, 2007, between PEB and Ralph J. Steckel (the President,  Chief Executive Officer, and a director of PEB, and a director of PEB), and Robert J. Salluzzo (the Chief Operating Officer, Chief Financial Officer, and a director of PEB, and a director of PEB), we have agreed to grant options to Messrs. Steckel and Salluzzo pursuant to which Mr. Steckel will have the option to purchase 2, 250,000 shares of our common stock at $1.80 per share, and Mr. Salluzzo will have the option to purchase 550,000 shares of our common stock at $1.80 per share. These transactions were executed in reliance on applicable exemptions from registration available under Section 4 (2) of the Securities Act. See the “Executive Compensation – Employment Agreements” section of the Prospectus for more information about these options.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

        In December, 2007, PEB agreed to grant to Andrew Lermsider, an executive with Pet Ecology Direct, warrants to purchase 600,000 shares of our common stock at $2.16 per share.  This transaction was executed in reliance on applicable exemption from registration available under Section 4 (2) of the Securities Act.  All of the above issuances of our securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such securities by us did not involve a public offering. The above listed parties were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the above listed parties had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares and the shares underlying the warrants would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Item 27. Exhibits.

The following is a complete list of Exhibits filed as part of this registration statement, which Exhibits are incorporated into this Prospectus.

No.	Description
3.1	Articles of Incorporation.
3.2	Amendment No. 1 to Articles of Incorporation
3.3	Amendment No. 2 to Articles of Incorporation
3.4	Correction Amendment to Articles of Incorporation
3.5	Bylaws
5.1	Opinion of Anslow & Jaclin, LLP concerning legality of the securities being registered.
10.1	Stock Purchase Agreement dated February 26, 2007 between PEB, with Tricon Holdings, LLC, and Texas Atlantic Capital Partners, Partners, LLC.
10.2	License Agreement dated February 26, 2007 between PEB, with Tricon Holdings, LLC, and Texas Atlantic Capital Partners, Partners, LLC.
10.3	Employment Agreement dated as of December 10, 2007 between PEB and Ralph J. Steckel,
10.4	Employment Agreement dated as of December 10, 2007 between PEB and Robert J. Salluzzo,
23.1	Consent of Anslow & Jaclin, LLP (included in Opinion in Exhibit 5.1).
23.2	Consent of independent registered public accounting firm.

UNDERTAKINGS

The undersigned registrant undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on January 16, 2008.

SIGNATURE	TITLE	DATE

/s/ Ralph J. Steckel	Chief Executive Officer	January 16, 2008

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

      The undersigned directors and officers of Pet Ecology Brands, Inc. hereby constitute and appoint Ralph J. Steckel, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

PET ECOLOGY BRANDS, INC.

By:	/s/ Ralph J. Steckel
Ralph J. Steckel
Its: President; Chief Executive
Officer, President and Director

By:	/s/ Robert J. Salluzzo
Robert J. Salluzzo
Its: Chief Operating Officer,
Principal Accounting Officer
Chief Financial Officer and Director

By:	/s/ Alexander Schauss
Alexander Schauss
Its: Director

By:	/s/ Weston Kirby
Weston Kirby
Its: Director

By: /s/Alexandra Fincher
Alexandra Fichner
Its: Director